Exhibit 10.15

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information is the subject of a confidential treatment request separately filed with the Commission.

CONTRACT FOR THE SALE AND PURCHASE OF NATURAL GAS

In Santiago, Chile, on October 27, 2009, between GeoPark Chile Limited, Agencia en Chile, domiciled at Isidora Goyenechea 3162, Suite 801, Las Condes, Santiago, Chile, hereinafter referred to as “Seller”, and Methanex Chile S.A., domiciled at Apoquindo 3200, 5th floor, Las Condes, Santiago, Chile, hereinafter referred to as “Buyer”, the following Contract for the Sale and Purchase of Natural Gas, hereinafter referred to as the “Contract”, has been agreed upon and entered into:

WITNESSETH:

WHEREAS, Buyer owns a petrochemical facility with four operating trains (hereinafter referred to as the “Plant”) located in Cabo Negro, Punta Arenas, XII Region, Chile, and wishes to enter into a long-term contract for the purchase of Natural Gas (as defined below) to be used as feedstock for the production of methanol;

WHEREAS, Seller and the Republic of Chile, represented by the Minister of Mining, are parties to a Special Operations Contract for the Exploration and Exploitation of Hydrocarbons in the Fell Block located in the Magallanes Area, XII Region, Chile as amended (hereinafter referred to as the “CEOP”) pursuant to which Seller has the right to sell directly to Buyer one hundred percent (100%) of the Natural Gas produced therein, on behalf of the Republic of Chile and on its own behalf, free from any lien, pledge, charge, commitment or encumbrance, on the terms set forth herein;

WHEREAS, Seller has agreed to sell all the Natural Gas Seller produces from the Fell Block to Buyer and Buyer has agreed to purchase all the Natural Gas Seller produces from the Fell Block and these mutual commitments constitute the fundamental principle of this Contract (“Fundamental Principle”);

WHEREAS, Seller will make significant risk capital investments to explore for, develop and build the infrastructure necessary to produce and develop Natural Gas reserves in the Fell Block and Buyer intends to assist and provide incentives to Seller by reducing Seller’s financial risk and uncertainty in establishing future production, and providing a secure market for those reserves, with first priority of purchase given to Seller’s Gas (as defined below) over Natural Gas produced by third parties, including Buyer’s Affiliates (as defined below) subject to the terms and conditions of this Contract;

WHEREAS, Buyer has entered into a separate agreement with ENAP (as defined below) providing for the transport and handling of the Natural Gas, from the Delivery Point (as defined below) to the Plant;

WHEREAS, Methanex Corporation, a corporate entity duly organized and validly existing under the federal laws of Canada being the ultimate parent company of Methanex Chile S.A., and GeoPark Holdings Limited, a corporate entity duly organized and validly existing under the laws of Bermuda being the ultimate parent company of GeoPark Chile Limited,

Agencia en Chile (hereinafter collectively the “Guarantors”), shall enter into separate guaranty agreements (hereinafter the “Guaranty Agreements”), guaranteeing the obligations under this Contract of their respective subsidiaries Methanex Chile S.A. as Buyer and GeoPark Chile Limited, Agencia en Chile as Seller, made effective as of the Effective Date of this Contract and to be maintained in full force and effect by the Guarantors throughout the Term (as defined below) of this Contract.

NOW, THEREFORE, IT IS AGREED as follows:

ARTICLE 1:  Interpretation

1.1                               Defined Terms: In this Contract unless the context otherwise requires, the following terms shall have the meaning opposite them:

“Adjusted DCQ” is defined in Clause 7.1.

“Affiliate” shall mean, with respect to any Party, a company or other legal entity which, directly or indirectly, controls, is controlled by or is under common control with, such Party. The term “control” refers to the ownership or possession of the right: to vote, directly or indirectly, more than fifty percent (50%) of the voting interest of an entity; or otherwise to elect the majority of the Board of Directors or other governing body of such entity; or to exercise a decisive influence in the decision-making process of such entity.

“Base Rate” shall mean an interest rate, compounded quarterly, equal to the British Bankers Association (“BBA”) interbank offered rates for six month deposits in Dollars, which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays the BBA rates at 11 o’clock a.m. London time for six months on the second London Business Day preceding the Day the relevant payment is due, provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, “Base Rate” shall mean the rate determined pursuant to section 3.6(d) of the Gas Prepayment Agreement.

“Btu” shall mean 0.251996 Kilocalories.

“Business Day” shall mean any day which is not (a) a Saturday, (b) a Sunday or (c) a day on which banks are authorized to close for business in Santiago, Chile.

“Buyer Deficiency Quantity” is defined in Clause 4.3 (c).

“Caloric Value” shall mean the total Calories expressed in Kilocalories per Cubic Meter produced by the complete combustion, at a constant pressure, of one (1) Cubic Meter of Natural Gas with air free from water vapor, with the Natural Gas, the air and the products of the combustion at a standard temperature of 15.6º and with all the water produced by the combustion condensed into a liquid state.

“Calorie” shall mean the quantity of heat necessary to increase the temperature of one gram of water from 14.5 to 15.5 degrees Celsius (º C) at a pressure of 1.01325 Bar (101.325 kilopascals).

“CEOP” is defined in the Recitals.

“Confidential Information” is defined in Clauses 15.2 (b),(c) and (d).

“Contract” shall mean this Contract, together with the Exhibits hereto, as amended, from time to time.

“Contract Specifications” shall mean the Seller’s Gas quality standards set forth in Clause 9.1.

“Cubic Meter” is defined in the definition of “Standard Cubic Meter” in this Clause 1.1.

“Day” shall mean a period of twenty-four (24) hours, beginning at midnight and ending immediately prior to the next midnight.

“DCQ” shall mean, for any Day in any Month, a quantity of Seller’s Gas equal to the MCQ divided by the number of Days in that Month.

“Deliver-or-Pay Amount” is defined in Clause 4.5 (c).

“Deliver or Pay Quantity” or “DOP Quantity” is defined in Clause 4.5 (b).

“Delivery Point” shall mean the delivery point located at Kimiri-Aike, as described in Exhibit B hereto, or such other location as may be agreed to by the Parties.

“Dollars” or “$” or “US$” or “USD” shall mean United States Dollars.

“Effective Date” is defined in Clause 3.1.

“ENAP” shall mean Empresa Nacional del Petróleo, a Chilean governmental enterprise, or any successor thereof.

“Expert” shall mean an expert appointed pursuant to Article 17.

“Fell Block” shall mean the area described as such in Exhibit A hereto.

“Force Majeure” is defined in Article 14.

“Fundamental Principle” is defined in the Recitals.

“Gas Prepayment Agreement” is defined in Clause 16.1.

“Gas Price” is defined in Clause 12.2.

“Gas Volume Commitment” is defined in Clause 4.2 (a).

“Government” shall mean the executive and legislative branches of the central government, and of any provincial, territorial or local government and its and their successors, agencies and authorities, jurisdictional bodies, courts or tribunals of any kind of the Republic of Chile.

“Guarantors” is defined in the Recitals.

“Guaranty Agreements” is defined in the Recitals.

“Kilocalories” shall mean one thousand (1,000) Calories.

“London Business Day” shall mean any period of twenty-four (24) hours, beginning at midnight and ending immediately prior to the next midnight in London which is not (a) a Saturday, (b) a Sunday or (c) a day on which banks are authorized to close for business in London.

“Losses” shall mean any actual damage, loss, liability or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any litigation), whether or not involving a third party claim.

“Make-up Quantity” is defined in Clause 4.4 (a).

“MCQ” shall mean the monthly contract quantity which is equal to the Gas Volume Commitment for any given Month, as set forth in Clause 4.2.

“Methanol Price” or “PMet” is defined in Clause 12.2.

“Metric Ton”, “MT” or “Tonne” shall mean 2,204.6 lb. or 1,000 kg.

“MMBtu” shall be equal to 27,096344 m3 @ 9.300 Kcal/m3.

“Month” shall mean, (i) for the first Month of the Term, a period that begins on the Effective Date and ends immediately prior to midnight on the first day of the next calendar month; (ii) for all other Months, except the last Month of the Term, a calendar month; and (iii) for the last Month of the Term, a period that begins at midnight on the first day of the calendar month and ends upon termination of this Contract.

“Natural Gas” shall mean any hydrocarbon or mixture of hydrocarbons and other gases, in a gaseous state, at fifteen degrees Celsius (15º C) at atmospheric pressure, consisting essentially of methane which is extracted from the sub-soil in its natural state free of liquid hydrocarbons.

“New Gas” is defined in Clause 4.2 (f).

“Party” shall mean GeoPark Chile Limited, Agencia en Chile or Methanex Chile S.A, as the context requires.

“Parties” shall mean GeoPark Chile Limited, Agencia en Chile and Methanex Chile S.A.

“Phase-in Period” is defined in Clause 4.2 (b).

“Plant” is defined in the Recitals.

“Programmed Maintenance” is defined in Clause 5.1 (a).

“Proved Notice” is defined in Clause 15.1 (b).

“Relevant Month” is defined in Clause 13.1.1.

“Seller’s Gas” is defined in Clause 2.1 (a).

“Standard Cubic Meter”, “SCM” or “Cubic Meter” shall mean the quantity of Natural Gas that occupies one (1) cubic meter when such gas is at a temperature of zero degrees Celsius (0º C) and at a pressure of one (1) Kg./cm2.

“SCM/d” shall mean Standard Cubic Meters per day.

“Take-or-Pay Amount” is defined in Clause 4.3 (c).

“Take-or-Pay Quantity” or TOP Quantity” is defined in Clause 4.3 (b).

“Technical Operation Committee” means the committee formed by representatives of Seller, Buyer and ENAP, the purpose of which is to supervise the compliance with the provisions of the “Protocolo de Condiciones Mínimas de Operación” attached herewith as Exhibit B, carry out periodical reviews, coordinate field operations and develop new procedures as required.

“Term” is defined in Clause 3.1.

“Threshold Date” shall mean the date on which Seller has delivered to Buyer a quantity of Seller’s Gas equal to 1,000,000 SCM/d for thirty (30) consecutive Days, and is deemed to be April 16, 2009.

“Transporter” shall mean ENAP or any entity succeeding ENAP in respect of transportation of Seller’s Gas from the Delivery Point to the Plant.

“Year” shall mean, (i) for the first Year of the Term, a period that begins on the Effective Date, and ends immediately prior to midnight on January 1st of the next calendar year; (ii) for all other Years during the Term, except the last Year of the Term, either a calendar year or a period of twelve (12) consecutive months, as the context requires; and (iii) for the last Year of the Term, a period that begins at midnight on January 1st of the last calendar year of this Contract and ends upon expiration or termination of this Contract.

1.2                   Headings

The index and headings appearing in this Contract are for convenience only and shall not be considered as part of this Contract for any purpose or admitted for purposes of interpreting, construing, varying, altering, supplementing or modifying this Contract or any provision hereof.

1.3                   Exhibits

The Exhibits attached to this Contract are hereby made a part of this Contract for all purposes. In the event of any conflict or inconsistency between the provisions of the main body of this Contract and the Exhibits, the provisions of the main body of this Contract shall prevail.

1.4                   Interpretation

(a)  Unless the context requires otherwise, a reference in this Contract to any Article, Clause or Exhibit is a reference to an article of, clause of or exhibit to this Contract. The word “Clause” may refer to an entire Clause (as in “Clause 1.4”) or to a sub-clause (as in “Clause 1.4 (a)”).

(b)  The singular shall include the plural and vice versa, where the context so admits.

(c)  If not specifically defined in this Contract, all references to units shall have the meanings specified in I.S.O. 1000 1981, as revised from time to time.

ARTICLE 2:  Sale and Purchase

2.1                   Seller’s Obligations

Pursuant to the Fundamental Principle, and subject to the terms and conditions of this Contract:

(a)                                 Seller hereby agrees to tender for delivery, or cause to be tendered for delivery, and sell to Buyer the “Seller’s Gas”. “Seller’s Gas” shall mean all the quantities of Natural Gas produced in the Fell Block except that Seller’s Gas shall not include, and Seller shall retain ownership and all rights to: (i) reasonable quantities of Natural Gas used or consumed in the production of Seller’s Gas and in the transportation and delivery of Seller’s Gas to the Delivery Point including without limitation reasonable quantities of Natural Gas to fuel Seller’s operations or Natural Gas that is otherwise lost and unaccounted for prior to delivery at the Delivery Point; (ii) those quantities of Natural Gas that Seller is required to pay in kind to the Government, now or in the future; and (iii) natural gas liquids or condensate components of Seller’s Gas separated and retained by Seller prior to delivery of Seller’s Gas at the Delivery Point in accordance with Clause 8.1. Seller shall also retain ownership and all rights to any portion of Seller’s Gas: (x) that is not delivered for reasons of unavailability of transportation from the Delivery Point to the Plant, or Buyer’s or Transporter’s failure to maintain receiving pipeline pressure at the Delivery Point within the range set forth in Clause 9.4 (ii); or (y) subject to Clause 4.3 (f), otherwise tendered for delivery to Buyer but not taken by Buyer.

(b)                                 Subject to Clauses 2.1 (a) and 4.3 (f), for the Term but not any extension period under Clause 4.4 (d), Seller may not sell Seller’s Gas to any other person or entity other than the Buyer.

(c)                                  As used herein, the phrase “tender” or “tender for delivery” shall refer to Seller’s obligation to make the DCQ, or Adjusted DCQ as applicable, available for receipt and purchase by Buyer at the Delivery Point at the times and in the conditions, quantities and manner conforming in all respects to the terms of this Contract. Seller’s obligation to tender for delivery will be discharged when Seller’s Gas is made available in this manner, whether or not Buyer accepts delivery thereof.

(d)                                Seller shall be responsible for all operational decisions and costs prior to tendering Seller’s Gas for delivery at the Delivery Point, including without limitation, any separation and retention of natural gas liquids and condensate present in its Natural Gas, the construction and operation of its facilities, and the rate and means by which it produces Natural Gas from the Fell Block. Seller shall use its reasonable commercial efforts to produce and deliver to Buyer as much Seller’s Gas as possible.

2.2                   Buyer’s Obligations

Pursuant to the Fundamental Principle and subject to the terms and conditions of this Contract:

(a)                                 Buyer agrees to purchase and take delivery of all of Seller’s Gas tendered by Seller at the Delivery Point or to pay for any such quantities not so taken.

(b)                                 Buyer agrees to give Seller’s Gas first priority of purchase over Natural Gas produced by third parties, including Buyer’s Affiliates, in consideration of Seller’s significant risk capital investments needed to explore for, develop and build the infrastructure necessary to produce and develop Seller’s Gas reserves.

(c)                                   Buyer shall be responsible for all operational decisions and costs following its receipt of Seller’s Gas at the Delivery Point.

ARTICLE 3:  Period of Contract

3.1                   Term

Subject to the terms hereof, this Contract shall become effective when signed (the “Effective Date”) and shall continue in effect until April 30, 2017 unless extended in accordance with Clauses 3.2, 4.3 (f) and/or 4.4 (e) or earlier terminated by written agreement of the Parties or otherwise terminated in accordance with this Contract (hereinafter the “Term”).

3.2                  Extensions

Prior to its termination and notwithstanding the provisions of Clauses 4.3 (f) and 4.4 (e), the Parties may mutually agree to extend the Term of this Contract for one (1) or more years.

3.3                  Effect of Termination

The termination of this Contract for any reason whatsoever shall not affect any rights or obligations that accrued prior to the date of termination. Upon termination, Seller shall have no obligation to tender for delivery and Buyer shall have no obligation to purchase Seller’s Gas under this Contract.

ARTICLE 4:  Take-or-Pay and Deliver-or-Pay Obligations

4.1                   General Provisions

4.1.1.                  Prior to the Threshold Date:

(a)                                 The take-or-pay obligations provided for in Clause 4.3 and the deliver-or-pay obligations provided for in Clause 4.5 shall be of no force and effect.

(b)                                 Seller will tender for delivery and sell to Buyer all of Seller’s Gas.

(c)                                  Buyer will take delivery of and purchase from Seller all of Seller’s Gas.

(d)                                 Provided that a Party acted in good faith and used reasonable commercial efforts to act in accordance with the Fundamental Principle, neither Buyer nor Seller shall have any liability to the other Party for a breach of this Clause 4.1.1.

4.1.2                     On and after the Threshold Date:

(a)                                 Seller will use its reasonable commercial efforts to produce and tender for delivery to Buyer as much Seller’s Gas as possible, subject only to Force Majeure, Programmed Maintenance, the unavailability of transportation from the Delivery Point to the Plant, and Buyer’s or Transporter’s failure to maintain receiving pipeline pressure at the Delivery Point within the range set forth in Clause 9.4 (ii) and in a manner consistent with the performance standards set forth in Article 20.

(b)                                 Buyer will purchase from Seller all of Seller’s Gas that is tendered for delivery to Buyer in accordance with this Contract, subject only to Force Majeure and Programmed Maintenance.

(c)                                  The take-or-pay obligations provided for in Clause 4.3 and the deliver-or-pay obligations provided for in Clause 4.5 shall be effective.

4.2                   Gas Volume Commitments, Phase-in Period and New Gas

(a)                                  After the Threshold Date and subject to sub-clauses (b) through (d) below, for each Year of the Term Seller shall, at least ninety (90) Days in advance of the following Year provide Buyer with its binding commitment of the volume of Natural Gas it can produce and deliver to Buyer during such following Year or, in the case of sub-clauses (b) through (d) below, for the period of time calculated in accordance with such sub-clause (the “Gas Volume Commitment”). The Gas Volume Commitment shall be (i) equal to the estimated delivery capability of Seller, determined on the basis that Seller will use all reasonable efforts to tender for delivery as much of Seller’s Gas as possible (without consideration of the Gas Price) and (ii) given on a volume per Month basis over the applicable Year (the “MCQ”).

(b)                             For the period of time equal to the Days remaining in 2009 following the Effective Date (the “Phase-in-Period”) Seller shall provide Buyer, on the Effective Date, with a Gas Volume Commitment for the Phase-in-Period.

(c)  For the first Year after the Phase-in-Period, Seller shall provide Buyer, at least forty five (45) Days in advance of each quarter of such Year, with a Gas Volume Commitment for such quarter, given on a volume per Month basis.

(d)   For the second Year period after the Phase-in-Period, Seller shall provide Buyer, at least sixty (60) Days in advance of each of the first two six-month periods of such period, with a Gas Volume Commitment for such period, given on a volume per Month basis.

(e)                                  Subject to sub-clauses (b), (c) and (d) above, for the Term, Seller shall, on March 1, June 1, September 1 and December 1 of each Year provide Buyer with a non-binding forecast of its anticipated Gas Volume Commitment for the twelve (12) Month period immediately following such date.

(f) From time to time, Seller may have incremental volumes of Seller’s Gas that exceed the MCQ (“New Gas”). The New Gas shall be subject to the provisions of Clause 4.4 (c) and 4.6.

4.3                   Take-or-Pay Obligations

(a)                                 For any given Day, Buyer shall be obligated to accept delivery of and purchase from Seller, the DCQ or the Adjusted DCQ, as the case may be.

(b)                                  The Take-or-Pay quantity (“TOP Quantity”) shall be, for any given Month, 90% of [*].

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

If, at any time after December 1st, 2009, Seller provides Buyer with a Gas Volume Commitment that is less than 1,000,000 SCM/d then, during such Month or Months:

(i)                                     Buyer’s obligations under Clauses 4.3 and 4.4 shall have no force or effect;

(ii)                                  Seller’s obligations under Clause 4.5 will continue in full force and effect; and

(iii)                                Buyer will be obligated to purchase Seller’s Gas in accordance with Clause 4.1.1(c) but subject to Clause 4.1.1(d).

Sub-clauses (i), (ii) and (iii) above, if effective at any time pursuant to the preceding paragraph, shall continue to apply to Buyer’s and Seller’s obligations under this Contract until the first Day of the period covered by the next Gas Volume Commitment that is at least 1,000,000 SCM/d.

In addition, if at any time after December 1st, 2009, the quantity of Seller’s Gas delivered by Seller to Buyer is less than 1,000,000 SCM/d, then the provisions of subparagraphs (i) through (iii) above will apply to Buyer’s and Seller’s obligations under this Contract until the first Month that Seller delivers to Buyer Seller’s Gas in quantities of at least 1,000,000 SCM/d. For these purposes: (i) the 1,000,000 SCM/d shall be determined on a monthly basis and calculated as the average delivery for any Month and (ii) this paragraph shall not be applicable in case Seller is delivering an Adjusted DCQ lower than 1,000,000 SCM/d.

(c)                                  If Buyer does not take the TOP Quantity in any given Month, Buyer shall pay to Seller an amount (the “Take-or-Pay Amount”) equal to the Gas Price then in effect multiplied by the Buyer Deficiency Quantity. For each Month, the “Buyer Deficiency Quantity” shall be the difference between the TOP Quantity and the quantities of Seller’s Gas taken by Buyer, as adjusted as set forth in accordance with Clause 4.3 (d) hereof, if applicable.

(d)                                 For any given Day, except for reasons of unavailability of transportation from the Delivery Point to the Plant or Buyer’s or Transporter’s failure to maintain receiving pipeline pressure at the Delivery Point within the range set forth in Clause 9.4 (ii), if Seller fails to tender for delivery at least 85% of the DCQ, or the Adjusted DCQ as applicable, and such failure by Seller directly causes Buyer to shut-down all or part of its Plant above what Buyer had already taken into account when Seller determined the DCQ or Adjusted DCQ, then the TOP Quantity shall be reduced to zero for each of the Days (and only for such Days) that Seller is unable to tender for delivery a quantity of Seller’s Gas equal to or higher than 85% of the DCQ or the Adjusted DCQ as applicable. Any dispute concerning whether an event of Plant shut-down directly arose from Seller’s failure to deliver at least 85% of the DCQ or the Adjusted DCQ as applicable shall be subject to Expert determination pursuant to Article 17.

(e)                                  Seller acknowledges that payment of Take-or-Pay Amounts shall be the sole and exclusive remedy due to Seller from Buyer with regard to Buyer’s failure to take the Seller’s Gas, and Seller waives any and all other monetary remedies in law or otherwise that might be available to Seller, and Buyer shall not be liable to Seller for loss of profits or for any consequential, punitive, indirect or other damages resulting from Buyer’s failure to take Seller’s Gas hereunder.

(f)                                   If the DCQ has been reduced pursuant to Clause 7.1 due to reasons of Buyer’s Force Majeure or Buyer’s Programmed Maintenance or if Seller is unable to deliver Seller’s Gas at the Delivery Point due to Buyer’s or Transporter’s failure to maintain receiving pipeline pressure at the Delivery Point within the range set forth in Clause 9.4 (ii) for a period exceeding thirty (30) Days, Seller shall be free to deliver and sell any quantities of Seller’s Gas not taken by Buyer to third parties on an interruptible basis and only until Buyer gives Proved Notice to Seller that it is able to take additional quantities of Seller’s Gas up to the DCQ that would be in effect at such time barring such reduction or inability to deliver. Following receipt of such Proved Notice, Seller shall reduce the quantities of Seller’s Gas sold to third parties and increase the quantities of Seller’s Gas sold to Buyer by the quantities of Seller’s Gas Buyer is able to accept as set forth in such proved Notice. The Term shall be automatically extended, up to the maximum two (2) year period set forth in Clause 4.4 (b) below, to allow Buyer to take a quantity of Seller’s Gas equivalent to the quantity of Seller’s Gas delivered and sold to third parties under this Clause 4.3 (f) at a rate of delivery to be mutually agreed by the Parties, provided that such rate shall permit Buyer to take the full quantity of such Seller’s Gas within such two (2) year period, but in no event shall the rate of delivery exceed either the average quantity of Seller’s Gas delivered during the last twelve Months prior to the extension of the Term hereunder or the quantity of Seller’s Gas Seller is reasonably able to produce and deliver to Buyer.

(g)                                  If Buyer would otherwise incur a Take-or-Pay obligation as a result of being unable to use the Seller’s Gas as feedstock for the production of methanol, Buyer shall have the right to purchase Seller’s Gas at the full Gas Price for other purposes. If Buyer re-sells Seller’s Gas at a price at the Delivery Point that exceeds the Gas Price paid to Seller, the amount that exceeds the Gas Price shall be shared equally by Buyer and Seller.

4.4                   Buyer Make-Up Gas

(a)   If Buyer has made a payment in respect of the Take-or-Pay Amount, Seller shall make available to Buyer a quantity of Seller’s Gas equal to the Buyer Deficiency Quantity, which shall be available for taking by Buyer during the period set forth in Clause 4.4 (b) below without any further payment (the “Make-up Quantity”). If Make-up Quantities are outstanding at any time during the Term then, subject to the application of Clause 4.4. (c), up to a quantity not in excess of 10% of all of Seller’s Gas taken by Buyer in a Month will be deemed to be taken as Make-up Quantities.

(b)                             Make-up Quantities in respect of a given Month will be added to any outstanding Make-up Quantities carried over from prior Months. Buyer may only take such Make-up Quantities after it has taken the [*] for such Month, and only for a thirty (30) Month-period following the Month for which the Make-up Quantity arose.

(c)                                  At Seller’s option, during the periods set forth in Clause 4.2 (b), (c) and (d), Seller may make available to Buyer New Gas as a Make-up Quantity, which shall be taken by Buyer and shall be deducted from the outstanding balance of Buyer

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Deficiency Quantities in the order in which Buyer Deficiency Quantities arose. After the periods set forth in the preceding sentence, New Gas may only be delivered by Seller to Buyer as Make-up Quantities at Buyer’s exclusive option. Any New Gas tendered for delivery by Seller as a Make-up Quantity shall not count towards Seller’s obligation to tender for delivery the DCQ or Adjusted DCQ, as applicable. Should the quantities of New Gas delivered by Seller to Buyer as Make-up Quantities be lower than the quantities of Seller’s Gas which Buyer was entitled to take as Make-up Quantities in the relevant Month, as set forth in sub-paragraph (b) above, then Buyer shall take the remaining Make-up Quantities for such Month from Seller’s Gas and Clause 4.4 (a) shall apply.

(d)                                 Except for New Gas, any Seller’s Gas tendered for delivery by Seller as a Make-up Quantity shall count towards its obligation to tender for delivery the DCQ, or Adjusted DCQ as applicable, and shall be deducted from the outstanding balance of Buyer Deficiency Quantities in the order in which Buyer Deficiency Quantities arose. Should Seller deliver less Seller’s Gas than the DCQ or Adjusted DCQ as applicable, then the delivered volumes of Seller’s Gas shall count first against the Make-up Quantities, provided that, if Seller is also delivering any Seller Deficiency Quantity as set forth in Clause 4.6 hereof, the delivered volumes shall count first against the Seller Deficiency Quantity and second against the Make-up Quantity.

(e)                                  The Term shall be automatically extended past its expiry if needed to allow Buyer to take delivery of all Make-up Quantities not taken as of the date set forth in Clause 3.1. Such extension shall be for the term necessary for Buyer to take delivery of the remaining Make-up Quantities, up to the maximum two (2) year period set forth in Clause 4.4 (b) above, and Seller’s obligation to deliver Seller’s Gas to Buyer during any such extension period shall be limited to the delivery of such remaining Make-up Quantities, at a rate of delivery to be mutually agreed by the Parties, provided that such rate shall permit Buyer to take the full quantity of such Seller’s Gas within such two (2) year period, but in no event shall the rate of delivery exceed either the average quantity of Seller’s Gas delivered during the last twelve Months prior to the extension of the Term hereunder or the quantity of Seller’s Gas Seller is reasonably able to produce and deliver to Buyer.  Seller agrees to give first priority of delivery of Seller’s Gas to Buyer so that Buyer may take the remaining Make-up Quantities over any commitment to deliver Natural Gas to third parties, including Seller’s Affiliates. Seller shall be free to deliver and sell all other quantities of Seller’s Gas to third parties. During an extension under this sub-clause (e), the take-or-pay obligations provided for in Clause 4.3 and the deliver-or-pay obligations provided for in Clause 4.5 shall be of no force and effect.

4.5                   Deliver-or-Pay Obligation

(a)                                 For any given Day, Seller shall be obligated to tender for delivery and sell to Buyer the DCQ or the Adjusted DCQ, as applicable.

(b)                                  The Deliver-or-Pay Quantity (“DOP Quantity”) shall be, for any given Month, 90% of [*].

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)                                  Subject to Clause 4.6, if Seller does not deliver the DOP Quantity in a given Month, Seller shall pay Buyer an amount (the “Deliver-or-Pay Amount”) equal to the Gas Price then in effect multiplied by the Seller Deficiency Quantity. For each Month, the “Seller Deficiency Quantity” shall be the difference between the DOP Quantity and the quantity of Seller’s Gas tendered for delivery at the Delivery Point. For purposes of Clause 4.4 hereof Seller’s DOP Quantity shall be reduced by the percentage amount of Seller’s Gas delivered to Buyer as Make-up Quantity up to a maximum of 80% of the MCQ calculated over the total quantity of Seller’s Gas delivered in such Month.

(d)                                 Buyer acknowledges that payment of the Deliver-or-Pay Amount or receipt of Seller Make-up Gas by Buyer shall be the sole and exclusive remedy due to Buyer from Seller with regard to Seller’s failure to tender for delivery the DOP Quantity, and Buyer waives any and all monetary remedies in law or otherwise that might be available to Buyer, and Seller shall not be liable to Buyer, for loss of profits or for any consequential, punitive, indirect or other damages resulting from Seller’s failure to tender for delivery Seller’s Gas hereunder.

4.6                   Seller Make-up Gas

At Buyer’s option and in lieu of paying the Deliver-or-Pay Amount, Seller may make-up the Seller Deficiency Quantity which was accrued in any particular Month by delivering Seller’s Gas up to an amount equal to such Seller Deficiency Quantity during the following ninety (90) Day period.

ARTICLE 5:  Maintenance

5.1                   Programmed Maintenance

(a)                                 Each Party shall use reasonable commercial efforts to notify the other Party by Proved Notice, at least ninety (90) Days in advance, of the commencement of any proposed scheduled facility maintenance or facility expansion (a “Programmed Maintenance”) that may reduce such Party’s operations temporarily or otherwise may affect its ability to fulfill its obligations hereunder. Buyer acknowledges that throughout the Term of this Contract, Seller will need to tie in new wells and also, from time to time, Seller may need to reduce the operation of some facilities for expansion reasons and such tie in and expansion activities shall be deemed Programmed Maintenance, only if the Seller has given the Buyer thirty (30) days notice or such lesser notice that can be reasonably accommodated by Buyer.

(b)                                 Any Proved Notice delivered by Seller or Buyer pursuant to sub-clause (a) shall specify the period when Seller is unable to deliver or Buyer is unable to receive the DCQ (and the extent to which they are unable to deliver or receive, as the case may

be). Such notice shall also specify the Adjusted DCQ to apply during each Day thereof for all purposes of this Contract.

(c)                                  Following receipt of a Proved Notice pursuant to sub-clause (a) above, the Technical Operation Committee shall meet to discuss the proposed timing of any Programmed Maintenance which shall be scheduled in order to minimize the impact of such Programmed Maintenance on the Plant.

(d)                                 Except for Seller’s anticipated well tie-in and expansion activities described in Clause 5.1 (a) above, neither Party shall schedule more than one Programmed Maintenance in any Year nor shall schedule any Programmed Maintenance for a period exceeding thirty (30) Days.

(e)                                  The counting pursuant to this Contract of Days during which Buyer may take Make-up Quantities as provided in Clause 4.4 (b) or Seller may deliver quantities of Seller’s Gas or New Gas, if applicable, to make-up a Seller Deficiency Quantity under Clause 4.6 shall be suspended for the duration of a Programmed Maintenance and shall recommence on the Day on which such Party is able to resume performance under the Contract after the completion of such Programmed Maintenance.

5.2                   Reduced Obligations during Programmed Maintenance

(a)                                 During Programmed Maintenance, the Adjusted DCQ, Buyer’s take-or-pay obligations, and Seller’s deliver-or-pay obligations may be reduced as low as zero, if necessary.

(b)                                 In respect of periods of reduced quantities provided for pursuant to Clause 5.2 (a), if, on any Day or Days during the Proved Notice’s period of reduction, the Party that scheduled the reduction is able to deliver more or to accept more than the Adjusted DCQ for such Day, such Party shall inform the other of such ability, and to the extent that such other Party requests or offers on any such Day or Days a quantity of Seller’s Gas in excess of the Adjusted DCQ (but not more than the DCQ which would have been in effect had it not been reduced pursuant to this Clause 5), the quantity actually delivered and accepted shall be deemed to be the Adjusted DCQ up to or equal to the DCQ (which would have been in effect) for such Day. Such Proved Notice periods of reduction may be modified by subsequent Proved Notice to the affected Party as far as in advance as is reasonably possible and the other Party shall use best efforts to accommodate such request.

5.3                   Non-Programmed Maintenance

(a)                                 In the event that either Buyer or Seller shall find it necessary partially or completely to shut down their respective facilities, interrupt or reduce the tender of delivery or the taking of Seller’s Gas hereunder or otherwise reduce operations at times other than for Programmed Maintenance scheduled as provided above or events of Force Majeure, such Party shall, as soon as reasonably possible via Proved Notice inform the other Party of the probable effect of such shutdown or reduction on the performance of such Party’s obligations hereunder and the probable duration of such shutdown or reduction. In the event of any unscheduled partial shutdown, the Parties shall use all reasonable efforts to maintain, to the extent reasonably feasible, normal operating levels, and to resume normal operations as soon as possible.

(b)                                 The provisions of this Clause 5.3 shall not be construed to reduce or otherwise limit the respective obligations of the Parties to deliver and take Seller’s Gas except as set out in this Contract.

5.4                   Reductions and Resumptions in Buyer’s Taking of Seller’s Gas

The Parties acknowledge that from time to time an occurrence of Programmed or Non-Programmed Maintenance may limit Buyer from taking all of Seller’s Gas on a first priority basis ahead of Natural Gas from third party suppliers. Upon an occurrence of Programmed or Non-Programmed Maintenance which limits Buyer from taking all of Seller’s Gas on a first priority basis ahead of Natural Gas from third party suppliers in accordance with the Fundamental Principle, such reduction and further resumption shall be made among all of Buyer’s Natural Gas suppliers in proportion to their respective committed volumes to the Plant for the duration of the occurrence of Programmed or Non-Programmed Maintenance.

ARTICLE 6:  Certification of Reserves

Prior to entering into this Contract, and thereafter when available, and at least once every eighteen (18) Months, Seller shall have prepared and delivered to Buyer an independent gas reserve assessment prepared by an internationally reputable consultant reasonably acceptable to Buyer relating to the Fell Block.

ARTICLE 7:  Nominations

7.1                   Nomination Notice and Adjustment

After the Threshold Date and subject to Clause 4.2, the Parties agree that Buyer will be deemed to have nominated each Day of any Month for receipt and purchase at the Delivery Point a quantity of Seller’s Gas, including any applicable Make-up Quantities, equal to the DCQ. Such quantity may only be reduced to a quantity less than the DCQ (the “Adjusted DCQ”): (i) by Seller, for reasons of Seller’s Force Majeure or Seller’s Programmed Maintenance and (ii) by Buyer, for reasons of Buyer’s Force Majeure or Buyer’s Programmed Maintenance. The affected Party shall give Proved Notice to the other Party promptly when any of the above events occur, specifying the volume of the Adjusted DCQ, and such Party shall also give Proved Notice when it is again able to deliver or take, as the case may be, the DCQ. Except for an extension of the Term, as provided for in Clauses 4.3 (f) and 4.4 (e), Make-up Quantities shall not exceed ten percent (10%) of the DCQ or Adjusted DCQ in any given Month.

7.2                   Rates of Flow

Seller shall deliver and Buyer shall receive the Seller’s Gas at the best possible uniform rate of flow throughout each Day (so far as reasonably practicable).

ARTICLE 8:  Processing

8.1                   Seller shall have the right at any time, either by separation operations or processing, to remove from the Natural Gas prior to tendering for delivery Seller’s Gas to Buyer any constituents of the Natural Gas, other than methane, except such methane as is normally removed from gas in the process adopted by Seller for the removal of such constituents; provided, however, that after such removal, the Seller’s Gas shall comply with the Contract Specifications. Title to all components so extracted from the Natural Gas shall in no event vest in Buyer.

8.2                   Buyer acknowledges and accepts that in the same natural gas stream of Seller’s Gas which Seller tenders for delivery to Buyer under this Contract, Seller shall be entitled to deliver to ENAP or other third parties, at the Delivery Point, natural gas rich components (propane, butane and gasoline), under arrangements to be entered into by Seller and ENAP or such third parties. In no case shall title to such rich components subject to such arrangements be transferred to Buyer and Buyer shall have no right to claim from Seller or ENAP any compensation, payments, make-up volumes or components, or retribution of any nature whatsoever in connection with such rich components.

ARTICLE 9: Quality and Pressure

9.1                   Contract Specifications

Subject to the provisions of Clause 9.2, Seller’s Gas when tendered for delivery at the Delivery Point shall be free of entrained liquids, rust and other solids, and shall otherwise meet the following Contract Specifications:

Hydrocarbons	[*] vol. minimum
Sulphur	[*] vol. maximum
Water	[*] maximum
Olefins	[*] vol. maximum
Aromatics	[*] vol. maximum

9.2                   Nonconforming Natural Gas

If any Seller’s Gas delivered or proposed to be delivered by Seller does not conform to the Contract Specifications, Buyer shall not purchase or take title to such nonconforming Seller’s Gas. Seller shall reimburse and indemnify Buyer from and against, and pay or reimburse Buyer for, any and all Losses, to the extent caused by (i) Seller’s Gas that does not conform to the Contract Specifications delivered by Seller into the gas transportation grid; and (ii) Buyer’s unknowing acceptance of Seller’s Gas that does not conform to the Contract Specifications, all actual costs and expenses suffered by Buyer as a consequence thereof, to the extent directly arising from Seller’s Gas that does not conform to the Contract Specifications. Buyer shall take all commercially reasonable actions to minimize its losses and damages occurring as a result of being delivered Seller’s Gas that does not conform to the Contract Specifications. Notwithstanding the foregoing, in no event shall Seller be liable for, or

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

indemnify Buyer for, Losses arising in whole or in part as a result of Buyer’s or Transporter’s actions taken or conditions arising after Seller delivers Seller’s Gas at the Delivery Point.

9.3                   Contract Specifications Disputes

Any dispute between Seller and Buyer as to whether any Seller’s Gas meets the Contract Specifications shall be referred to an Expert pursuant to Article 17.

9.4                   Pressure at the Delivery Point

(a) Pursuant to the provisions of Exhibit B hereof, the Parties agree that (i) Seller will deliver Seller’s Gas at the Delivery Point at a minimum pressure of 45 Kg/cm2 not to exceed 72 Kg/cm2, and (ii) Buyer shall be responsible for maintaining receiving pipeline pressure at the Delivery Point within the range of 45-72Kg/cm2.

(b) The pressure range contemplated in this Clause 9.4 shall only be applicable when: (i) the 18’’ existing pipeline from Kimiri Aike to the Plant flows in the Plant’s direction, or (ii) the new connection to the existing 20’’ gas pipeline in Kimiri Aike is operative, whichever happens first. Prior to any of these pipelines being operative as described herein, should Seller be unable to deliver due to the pressure being out of range, the DOP Quantity shall not be applicable.

(c) The connection to the existing 20’’ gas pipeline in Kimiri Aike shall be used preferentially over the 18” pipeline and for the exclusive benefit of Buyer, except when Seller is authorized under the Contract to deliver Natural Gas to third parties.

ARTICLE 10:  Delivery, Title, Property and Risk

10.1            Delivery

Seller’s Gas to be delivered under this Contract shall be tendered by Seller for delivery at the Delivery Point.

10.2            Title, Property and Risk

The title, property and risk in relation to Seller’s Gas delivered and sold under this Contract shall pass from Seller to Buyer at the Delivery Point.  Buyer shall be responsible for all costs, liabilities and losses once it accepts Seller’s Gas at the Delivery Point.

ARTICLE 11:  Measurements and Tests

11.1            Measuring of Natural Gas

Seller shall be responsible for: (i) operating a gas metering facility on Seller’s side of the Delivery Point; and (ii) undertaking daily Natural Gas quality tests on Seller’s Gas.

All measurements, analyses and tests of Seller’s Gas, including measurements of volumes and Caloric Value and sampling for gas quality analyses shall be made in accordance with and at the metering stations described in Exhibit B (the “Protocolo de Condiciones Mínimas de Operación”).

11.2            Measurement Disputes

If the Parties dispute the measurement, analyses or testing procedures or results thereof concerning any of Seller’s Gas, the Parties shall endeavor in good faith to resolve the dispute by informal negotiations including one or more face-to-face meetings between representatives of the Parties having the authority to settle such disputes.  If the Parties have not resolved the dispute between themselves within thirty (30) Days of the first face-to-face meeting, the dispute shall be referred to an Expert pursuant to Article 17. Such disputes may include any discrepancy between the measurements set forth in the statements delivered to Buyer pursuant to Clause 13.1.1.

ARTICLE 12:  Gas Price and Taxes

12.1            Gas Price

Buyer shall pay Seller: (i) the Gas Price for the measured quantities of Seller’s Gas in conformance with the specifications set forth in Article 9 that are delivered and sold by Seller and taken in any Month at the Delivery Point; and (ii) the Take-or-Pay Amount, if applicable.

12.2            For any given Month, the “Gas Price” in US$ per MMBtu shall be calculated as follows:

(a)                           If Methanol Price is less than or equal to [*]:

Gas Price = [*]

(b)                           If Methanol Price is greater than [*] but less than or equal to [*]:

Gas Price = [*]

(c)                            If Methanol Price is greater than [*] but less than or equal to [*]:

Gas Price = [*]

(d)                           If Methanol Price is greater than [*] but less than or equal to [*]:

Gas Price = [*]

(e)                            If Methanol Price is greater than [*]:

Gas Price = [*]

In addition, if the Methanol Price is greater than [*], Buyer will pay to Seller an additional [*] incentive for every [*] delivered over and

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

above [*] (based on monthly averages). Such additional amounts will be capped at [*] (i.e. which will be reached when volume deliveries are [*]).

The “Methanol Price” or “PMet” shall be calculated as a three (3) month rolling simple average methanol price (calculated for the three (3) month period immediately preceding the Month in which the Natural Gas deliveries were made) of United States, West Europe and Asia/Pacific (one third each) contract and spot prices as published by ICIS-LOR as follows:

United States

Contract Net Transaction Price

Spot Barge (FOB US Gulf), Monthly Weighted Average

West Europe

Contract FOB Rotterdam, T-2

Spot FOB Rotterdam, T-2 (mid-point)

Asia/Pacific

Korea CIF Main Ports, Spot (mid-point)

Northeast China, CIF Main Ports, Spot (mid-point)

The PMet will be determined by a simple average of the above prices (one sixth each).

12.3            Taxes

Each Party shall bear its own taxes.

ARTICLE 13:  Invoicing and Payments

13.1            Monthly Statements

13.1.1              Each Month, not earlier than the tenth day of such Month, Seller shall render or cause to be rendered to Buyer a statement for the preceding Month (the “Relevant Month”), showing the following information with respect to Seller’s Gas:

(a)                           for each Day of the Relevant Month, (i) the total quantity of Seller’s Gas tendered for delivery and taken, (ii) the DCQ, and (iii) the Adjusted DCQ if applicable;

(b)                           for the Relevant Month;

(1)                                 the Gas Price;

(2)                                 the total volume of Seller’s Gas delivered hereunder in Standard Cubic Meters and the weighted average Caloric Value thereof;

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(3)                                 the Make-up Quantities delivered;

(4)                                 the Buyer Deficiency Quantity for such Relevant Month and the outstanding balance of Buyer Deficiency Quantities for prior Months, if any;

(5)                                 an invoice showing the total amount of Dollars due and payable by Buyer in respect of the Relevant Month including any Take-or-Pay Amount; the total amount of Dollars (if any) due and payable by Seller to Buyer in respect of said Month for the Deliver-or-Pay Amount; and the net amount in Dollars (if any) payable by either Party to the other Party.

13.2            Coordination with Gas Prepayment Agreement

Seller and Buyer may agree on additional administrative procedures to coordinate deliveries of statements, invoicing, and payments under this Article 13 and in order to ensure consistency with the Gas Prepayment Agreement.  Seller acknowledges that Buyer may set-off payments owing hereunder with payments owing by Seller to Buyer, pursuant to the terms of the Gas Prepayment Agreement.

13.3            Monthly Payments

(a) Buyer shall pay to Seller and Seller shall pay to Buyer the net sum due in Dollars in respect of the Relevant Month as reflected by the appropriate invoices.

(b)                           Payments by one Party to the other Party in respect of an invoice shall be made on or before a date which is the earlier of (1) twenty (20) Days after receipt of such invoice and (2) the last Business Day of the Month in which the invoice is received (so long as such invoice is received at least ten days prior to such Day) by wire transfer in immediately available funds with good value on the date of payment in Dollars to such commercial bank account as the payee shall from time to time designate by notice in writing to the payor.  Should the due date determined in accordance with this Clause 13.3 (b) not be a Business Day, then payment shall be made on the next following Business Day.

(c)                            Payor shall not refuse to make payment in Dollars for any reason, even if (1) the purchase of Dollars by any means were to become more onerous or burdensome for the payor than as of the date hereof or (2) the exchange rate in force as of the date hereof increases significantly.

(d)                           Payor’s obligations hereunder may be discharged only by the effective receipt by payee of the full amount of the corresponding sum in Dollars. Payor’s obligations to make payments hereunder or in connection herewith shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed or converted into any currency other than Dollars. Payor shall indemnify and hold the payee harmless from and against any loss suffered as a result of any differential between the full amount in Dollars owed hereunder and the amounts in Dollars effectively received by the payee pursuant to any recovery or tender. Payee’s determination of the amounts effectively received by it shall be conclusive in the absence of manifest error.

Discounts of any nature made by Seller’s bank on payments made by Buyer shall not give rise to any claim from Seller in respect of non-payment by Buyer of such discounts or amounts.

13.4            Disputed Invoices

(a)                           In the event of disagreement concerning any invoice, the Party in disagreement shall timely pay the amount that is not in dispute and promptly give the other Party Proved Notice stating the reasons why it disagrees with the disputed amounts. Buyer and Seller will enter into good faith negotiations (but without liability on any claim that a party did not negotiate in good faith) promptly upon notification of any disputed invoice, to attempt to resolve such dispute in a mutually acceptable manner. If such dispute is not resolved within thirty (30) Days, however, then upon the request of either Buyer or Seller, the dispute shall be submitted to an Expert for determination pursuant to Article 17 and the Parties involved agree to seek an expedited determination thereof. Upon resolution of the dispute, the payor shall immediately pay to the payee the amount determined under such resolution to be owed to the payee, plus interest accrued at an annual rate of three (3) percentage points above the Base Rate from the due date pursuant to Clause 13.3 (b) until the date payment is actually made.

(b)                           Invoices may be corrected or modified only if, within six (6) Months after receipt thereof, the Party that disputes the invoice serves notice on the other Party questioning its correctness. If no such notice of dispute is served during such period, invoices shall be deemed correct and accepted by the Party to which they were delivered.

13.5            Interest

If any Party fails to pay any sum invoiced under any provision of this Contract within the time provided for, or to give notice of the payment dispute under the dispute resolution provisions of Clause 13.4, interest on the sum then outstanding shall accrue at an annual rate of three (3) percentage points above the Base Rate from the due date pursuant to Clause 13.3 (b) until the date payment is actually made.

13.6            Offsets

If (i) Seller owes payments to Buyer pursuant to any provision of this Contract and (ii) Buyer has a continuing obligation under this Contract to take Seller’s Gas, or pay for it if not taken, then in lieu of cash payments to Buyer, Seller may make payment by application of an account credit as follows:

(a)                           the amount of the account credit shall equal the aggregate of the payments due by Seller to Buyer, plus interest on the aggregate amount of the payments due and not applied as an account credit on or before the date such payments are due and outstanding from time to time at the Base Rate (which Base Rate shall be reset as of the first day of each Quarter); and

(b)                           at any time, upon termination of this Contract or otherwise, if (i) Buyer no longer has any continuing obligation under this Contract to take Seller’s Gas, or pay for it if not taken from Seller or (ii) such offset is not applied in full against amounts becoming due from Buyer to Seller within 120 Days after its creation, Seller shall pay to Buyer in cash the total sum due in respect of such payments, including accrued interest, to the extent not applied in the manner provided above, such payment to be made pursuant to Clause 13.3.

13.7            Rounding

All calculations of quantities and Dollar amounts made pursuant to this Contract shall be made to seven (7) decimal places and rounded to four (4) decimal places for application (provided that any payment shall be to the nearest penny). A figure of more than five hundred (500) in the last three (3) of the seven (7) decimal places shall cause a rounding up of the fourth (4th) decimal.

13.8            Information

Seller shall keep true and complete records of all matters used in computing offsets under Clause 13.6 and shall deliver a monthly statement of such matters to Buyer. Each time Seller calculates or applies an offset, Seller shall also promptly deliver a statement of all such calculations or applications to Buyer, disclosing all information and calculations used to determine the offset or discount. If Buyer disputes any such statement, information, calculation, application or determination, the matter shall be referred to an Expert pursuant to Article 17.

ARTICLE 14:  Force Majeure

14.1                Force Majeure

For purposes of this Contract, the term Force Majeure shall mean any event arising during the Term, including without limitation, events that arise prior to the Threshold Date, that prevents or delays a Party from performing an obligation hereunder, other than financial obligations accrued prior to such event of Force Majeure, and is beyond the reasonable control of such Party and could not, by the exercise of due diligence, have been avoided by such Party, and shall include (provided that such event satisfies each of the foregoing conditions), without limitation, the following:

(i)                               Act of God, fire, flood, atmospheric disturbance, explosion, lightning, storm, typhoon, tornado, earthquake, landslide, soil erosion or subsidence,  washout or epidemic;

(ii)                            War, riot, civil war, blockade, insurrection, sabotage, acts of public enemies, civil disturbances or general restraint or arrest of government and people;

(iii)                         Boycott, strike, lockout or other labor disturbance;

(iv)                        Any judgment, ruling decision or other act taken, ratified or condoned by any governmental, civil, military or judicial authority, including any adoption of or change in law or other legal requirement or revocation of any legal authorization, that prohibits or limits the performance of a Party;

(v)                           Damage to or failure or breakdown of facilities or equipment of either Party (or of ENAP) insofar as it directly affects Seller’s  ability to tender or Buyer’s ability to take Seller’s Gas at  the Plant or the transportation and delivery of Natural Gas to the Delivery Point and/or from the Delivery Point to the Plant, it being understood that any such event which involves the shutdown of either the Plant or the facilities of ENAP by which the Seller’s Gas sold hereunder is to be delivered to Buyer’s Plant shall be deemed to prevent Buyer from performing its obligations hereunder, even if Buyer is not thereby physically prevented from accepting deliveries of Seller’s Gas at the Delivery Point.

14.2                  In no case shall the obligation to pay money be excused by an event of Force Majeure.

14.3                  Effects on Parties’ Obligations

The obligations of any Party that is unable to perform them by reason of an event that constitutes Force Majeure according to Clause 14.1 above, shall be temporarily suspended, but only to the extent of its inability to perform such obligation. Upon an event of Force Majeure which limits Buyer from taking all of Seller’s Gas on a first priority basis ahead of Natural Gas from third party suppliers in accordance with the Fundamental Principle, such reduction and any subsequent resumption shall be made among all of Buyer’s Natural Gas suppliers in proportion to their respective committed volumes to the Plant for the duration of the Force Majeure event.

14.4                  A Party claiming relief on account of Force Majeure shall:

(a)                           as soon as practicable, give Proved Notice to the other Party of the event said to constitute Force Majeure;

(b)                           in such Proved Notice, or as soon thereafter as is reasonably practicable, give initial information about the event, an estimate of the duration of the event and the quantity of Seller’s Gas affected by such Force Majeure, and a statement of the actions and time believed necessary to remedy the event;

(c)                            forthwith where practicable, afford the other Party access for a site inspection of any facility affected by the event, at the sole risk and expense of the Party making the inspection;

(d)                           from time to time thereafter at reasonable intervals update the other Party as to information previously provided per Clause 14.4 (b);

(e)                            proceed with diligence and at its own expense to take such actions, consistent with its obligations under Article 20, to remedy the failure or mitigate the consequences of the event as soon as reasonably practicable;

(f)                             in relation to all matters affected by the event of Force Majeure, exercise its rights under this Contract in good faith and with a proper regard for the interests of the other Party; provided, however, that no Party shall be obliged to settle any industrial dispute except in such manner as it shall in its own judgment think fit; and provided, further, that Seller shall not be under any obligation to substitute other Natural  Gas for Seller’s Gas; and

(g)                            as soon as practicable, give Proved Notice to the other Party of the ending of the event of Force Majeure and resumption of normal performance.

14.5                  Resolution of Disputes

If Seller and Buyer disagree on whether one or more alleged events constitutes Force Majeure or as to the extent of such Force Majeure or as to the relief to which a Party having sent a Proved Notice shall be entitled, then the dispute shall be referred to arbitration under Clause 18.2.

ARTICLE 15:  Administration

15.1                  Notices

(a) Unless otherwise provided in this Contract, each notice or communication required or permitted by this Contract shall be a “Proved Notice”.

(b) A “Proved Notice” is any written notice or communication from one Party to the other Party which shall be deemed as  conclusive proof of receipt at the address set out in Clause 15.1 (c) below or such other address as any Party may establish pursuant to Clause 15.1 (d) below, such as notarial notice, registered letter, telegram, telex or facsimile transmission (if legible and with proof of receipt from the receiving machine), or any other means of notification that gives similar assurance of receipt.

(c) For all legal effects derived from this Contract, the Parties establish their respective domiciles and addresses for purposes of notice as set forth below,

To Seller:

GeoPark Chile Limited, Agencia en Chile

Isidora Goyenechea 3162, Oficina 801

Las Condes, Santiago, Chile

Tel.: (56-2) 245-6616

Fax: (56-2) 245-6636

Att.: Pedro Aylwin Chiorrini

E-mail address: paylwin@aylwinabogados.cl

With copies provided to:

Martin Perez de Solay

E-mail address:  mpsolay@geo-park.com

To Buyer:

Methanex Chile S.A.

Av. Apoquindo 3200, Piso 5

Las Condes, Santiago, Chile

Tel.:  (56-2) 374 4000

Fax:  (56-2) 374 4086

Att.: Director Gas Supply

E-mail address: fajenjo@methanex.com

(d) each Party may change its domicile and address for purposes of notice to another location by giving a Proved Notice at least fifteen (15) Business Days before the change of domicile and address becomes effective.

15.2                  Confidential Information

(a) Each of the Parties shall, and shall cause its respective Affiliates, employees and representatives to, maintain all Confidential Information in strict confidence, except as otherwise provided by this Contract.

(b) “Confidential Information” shall mean all proprietary information about either Party’s property or operations.

(c) “Confidential Information” does not include:

(1) information that is generally available to the public (other than as a result of a breach of Clause 15.2 (a) by the receiving Party); or

(2) information that was received from a third person or source owing no confidentiality obligation to a Party hereunder to the knowledge, after due enquiry, of the receiving Party.

(d) No Party shall disclose the terms of this Contract (in whole or part) to any third party, except as provided in Clause 15.2 (e).

(e) The Parties may disclose Confidential Information to the following persons under the following circumstances and on a strictly need-to-know basis:

(1) to their respective officers or employees, or to the officers or employees of their Affiliates, or to their agents, contractors, attorneys, consultants and advisors, in each case to the extent only that such persons have a reasonable need to know the Confidential Information;

(2) to any third party, with the consent of the other Party to this Contract;

(3) to any third party where disclosure of such information or access to a copy of this Contract is reasonably required in connection with, and only to the extent reasonably necessary or desirable for, a bona fide attempt by the disclosing Party:

(A) to borrow money from any commercial lending institution;

(B) to sell or assign to that third party any interest in this Contract or in any property that is subject to, or affected by, this Contract;

(C) to sell, issue or list securities or to comply with the securities laws of any government or the regulations of any stock exchange on which that Party’s securities are traded; or

(D) to obtain insurance from that party;

(4) to any government or judicial authority, as required by law;

(5) to any Expert or arbitrator engaged by the Parties under this Contract; or

(6) to any third party as is reasonably necessary in connection with the exercise by any Party of its rights under this Contract.

(f) Any Party that discloses Confidential Information pursuant to Clause 15.2 (e) shall impose reasonable and appropriate safeguards to attempt to prevent the further disclosure of the Confidential Information by the third party to whom or which Confidential Information was disclosed, except in accordance with this Contract, and promptly notify the other Party of any such disclosure under Clause 15.2 (e) (4) and (6).

15.3                  Superseding Contract

This Contract shall supersede any previous contracts (other than the Gas Prepayment Agreement), agreements, letters or any other written communications or verbal statements between Seller and Buyer concerning the purchase and sale of Seller’s Natural Gas from the Fell Block for the Plant.

15.4                  Default and Non-Waiver

The failure of Seller or Buyer at any time to require performance by the other of any provision hereof shall in no way affect the right of a Party to require any performance which may be due thereafter pursuant to such provision, nor shall the waiver by Seller or Buyer of any breach of any provision of this Contract be taken or held to be a waiver of any subsequent breach of such provision.

15.5                  Form of Modification; amendments

All modifications or any amendments or waivers to this Contract may not be made orally but only by an agreement in writing executed by Seller and Buyer.

15.6                  English Language

The Parties agree that all documents or communications under this Contract, including without limitation Proved Notices, shall be made and given in English. To the extent any document or communication by or from a Party under this Contract is in any language other than English, the Party shall also provide an English translation certified by an authorized representative to be a true and correct translation of the original.

15.7                  Counterparts

This Contract may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together constitute one and the same agreement.

ARTICLE 16:  Assignment

16.1                  Subject to Clause 16.2, Seller may sell or otherwise transfer any of its rights to develop, produce and sell Natural Gas from the Fell Block without the consent of Buyer provided that (i) the buyer or transferee agrees to supply Natural Gas from the Fell Block to the Buyer on the same terms and conditions as supplied by Seller under this Contract; (ii) the buyer or transferee is creditworthy and technically competent (technically competent will include any buyer or transferee that subcontracts the operations to a technically competent subcontractor); (iii) if requested by the Buyer, the parent or an affiliate of the buyer or transferee that is acceptable to the Buyer shall execute a guaranty agreement, in form and substance satisfactory to Buyer, guaranteeing such buyer’s or transferee’s obligations to supply Natural Gas to the Buyer pursuant to sub-clause (i) above, and (iv) such transfer does not impair Seller’s ability to repay the loan/gas pre-sale amounts provided by Buyer through the netting mechanism under the Gas Prepayment Agreement dated as of November 19, 2007 between GEOPARK CHILE LIMITED, AGENCIA EN CHILE, as Seller, GEOPARK HOLDINGS LIMITED, as Guarantor and METHANEX CHILE LIMITED, AGENCIA EN CHILE (currently METHANEX CHILE S.A.), as Buyer (the “Gas Prepayment Agreement”).

16.2                     During the time in which amounts relating to loan/gas pre-sale payments remain outstanding and prior to Seller selling or transferring any of its rights to develop, produce or sell Natural Gas from the Fell Block, Seller must first obtain Buyer’s approval that the sale or transfer of its rights to develop, produce and sell gas from the Fell Block does not impair Seller’s ability to repay the loan/gas pre-sale amounts through the netting mechanism under the Gas Prepayment Agreement, such approval not to be unreasonably withheld or delayed.

16.3                  Buyer may sell or transfer any of its methanol trains and related assets but notwithstanding any sale or transfer, Buyer’s obligations hereunder shall remain in full force and effect until they are wholly assumed in writing by a buyer or transferee that is creditworthy and technically competent (technically competent will include any buyer or transferee that subcontracts the operations to a technically competent subcontractor).

16.4                  No assignment or transfer hereunder shall be effective until the non-assigning Party receives the assignee’s or transferee’s written agreement that it fully assumes all rights and obligations of the assigning Party under the Contract.

16.5                  A Party, or its assignee or transferee hereunder, that subcontracts all or part of its operations to a third party shall remain obligated to the other Party for all of its obligations hereunder, whether performed by the Party or a third party.

ARTICLE 17:  Experts

17.1                  Purpose

(a)         This Article 17 shall govern all disputes and other matters (a) which the Parties agree to refer to an Expert or (b) that this Contract refers to an Expert or provides that Seller or Buyer may or shall refer to an Expert. All other disputes may be settled by arbitration pursuant to Clause 18.2.

(b)         Prior to appointing an Expert pursuant to Clause 17.2, each Party agrees to enter into good faith informal negotiations promptly upon notification by the other Party of any dispute or anticipated dispute.  The Parties agree to attempt to resolve such dispute in a mutually acceptable manner.  If the dispute is not resolved within twenty (20) days after receipt of such notice from the disputing Party, either Party may proceed to invoke referral to an Expert pursuant to Clause 17.2 (a).

17.2                Appointment

(a)         To invoke referral to an Expert, a Party shall give Proved Notice to the other Party, describing the matter for referral and the amount of damages claimed, and nominating at least one neutral and independent person having significant experience in the type of matter that is the subject of the referral to serve as Expert. The notified Party shall then have fifteen (15) Days to respond including nominating at least one neutral, independent, and experienced person to serve as Expert.

(b)         Within forty-five (45) Days of the Proved Notice invoking referral to an Expert, Seller and Buyer shall meet and, in good faith, endeavor to agree upon a single Expert to whom the matter in dispute shall be referred for determination.

(c)         If the Parties fail to reach agreement upon a mutually acceptable single Expert within twenty-one (21) Days after meeting, the selection shall be referred to the International Chamber of Commerce, which shall be requested to select said Expert within thirty (30) Days of receipt of such request. Each Party may submit a list of three (3) proposed Experts, ranked in order of that Party’s preference, and the International Chamber of Commerce shall select as the Expert the person nominated by one Party or the other who is best qualified by education, experience and neutrality to decide the matter in dispute.

(d)         Upon an Expert’s being agreed to or selected under the foregoing provisions of this Article 17, the Party initiating Expert referral shall request forthwith a commitment from the Expert, a commitment to provide expert determination and to render a decision within sixty (60) Days of appointment.  The date of appointment of an Expert shall be the date the Parties receive the Expert’s commitment.

17.3                  Qualification

No Party shall nominate as an Expert a person who at the time of appointment is an employee of any Party or an Affiliate of a Party, or who has some interest or duty that conflicts or may conflict with his function under such appointment. Any Party may object to any nomination and upon such objection the Expert’s nomination shall be nullified if in the opinion of such Party the disclosure of Confidential Information to that person may be injurious to its interest.

17.4                  Decision

(a)         The Expert appointed shall decide the matter in dispute only upon such data, information and submissions from the Parties not later than thirty (30) Days after the Expert’s appointment, except as furnished in response to a specific request from the Expert.

(b)         The Expert shall render a decision within a reasonable period (which shall not exceed sixty (60) Days) from the date the Expert was appointed.

(c)         The Expert shall be deemed not to be an arbitrator, but shall render all decisions as an Expert, and the provisions of law relating to arbitrations shall not apply to such Expert, or the Expert’s determination or the procedure by which the Expert reached a determination.

(d)         The determination of the Expert shall be made in writing and shall be final and binding upon Seller and Buyer, save in the event of manifest error or fraud.

(e)         Each Party shall bear the costs and expenses of all counsel, witnesses and employees retained by it, but the cost and expenses of the Expert shall be apportioned equally between Seller and Buyer.

ARTICLE 18:  Governing Law and Arbitration

18.1                  Governing Law

This Contract will be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without reference to its conflict of laws rules.

18.2                  Arbitration

(a)         Prior to submitting an arbitral dispute arising under this Contract to arbitration under this Clause, each Party agrees to enter into good faith informal negotiations promptly upon receipt of Proved Notice from the other Party of any arbitral dispute or anticipated arbitral dispute. The Parties agree first to attempt to resolve such dispute in a mutually acceptable manner. If the dispute is not resolved within twenty (20) Days after receipt of such Proved Notice from the disputing Party, either Party may proceed to invoke arbitration pursuant to this Clause 18.2.

(b)         Both Parties acknowledge and agree that all disputes arising under this Contract, except those disputes required to be referred to an Expert as provided for in this Contract or resolved by informal negotiations between the Parties, are arbitral disputes, properly subject to adjudication by arbitration, with the arbitrators as selected herein, having full jurisdiction and authority to decide such disputes that may arise herein.  All such arbitral disputes shall be submitted to arbitration before a panel consisting of three (3) neutral arbitrators, each having significant professional experience in the type of matter in dispute, unless the Parties shall mutually agree in writing to submit an arbitral dispute to an Expert for determination under Article 17 in lieu of arbitration under this Clause 18.2.

(b)         To invoke arbitration, a Party shall give Proved Notice to the other Party, describing the matter in dispute and amount of damages claimed, and appointing one arbitrator. The notified Party shall then have fifteen (15) Days to respond including appointing one arbitrator. If any Party does not appoint its arbitrator within the time provided above, such arbitrator shall be appointed in accordance with the rules mentioned below.

(c)         The two arbitrators appointed by the Parties shall endeavor in good faith to appoint the third arbitrator. If such third arbitrator is not appointed within fifteen (15) Days, the third arbitrator shall be designated in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) as amended from time to time.

(d)         All disputes arising in connection with this Contract shall be finally settled under the Rules of Arbitration of the ICC, with preference given to an expedited arbitration process. The place of the arbitration shall be New York, New York or any other place the Parties may agree. The arbitration will be conducted in English.

(e)         The arbitral award shall be in writing and shall be final and binding on the Parties. The award shall include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon the award may be entered in any court having jurisdiction over the Party or Parties required by the award to make payments or to take any other action or jurisdiction over its or their assets.

ARTICLE 19:  Representations and Warranties

19.1                  Each of Buyer and Seller represents and warrants to the other that as of the   Effective  Date:

(a)         all required authorizations and consents have been duly obtained in connection with the execution of this Contract and the performance of their obligations hereunder;

(b)         the obligations assumed hereunder constitute their respective valid, binding and enforceable obligations according to their respective terms, and none of the provisions contained herein violate or contradict any Government ruling, court order or injunction, or contract, agreement or deed that is binding upon the Parties or their assets; and

(c)         there are no known conditions, events, or circumstances that would materially prohibit, restrict, limit or delay a Party’s performance of its obligations hereunder.

19.2                  Buyer and Seller hereby represent and warrant to each other that they have obtained and delivered their respective Guarantors’ executed Guaranty Agreements, attached hereto and incorporated herein as Exhibits D-1 and D-2 respectively, made effective as of the Effective Date of this Contract and that they will maintain such Guaranty Agreements or similar agreements in full force and effect throughout the Term.

ARTICLE 20:  Standard of Operation

Except when a higher standard is required by this Contract, each of Buyer and Seller shall act to a standard that is equal to or higher than that of a reasonable and prudent operator and in accordance with good international industry standards relevant to their respective industries.

IN WITNESS WHEREOF, the Parties have caused this Contract to be signed in their respective names as of the date first above written.

METHANEX CHILE S.A.		GEOPARK CHILE LIMITED, AGENCIA EN CHILE

By:	Paul Schiodtz	By:	James F. Park
Title:	General Manager	Title:	President

	/s/ Paul Schiodtz		/s/ James F. Park

By:	Francisco Ajenjo	By:	Martin Perez de Solay
Title:	Director Gas Supply	Title:	CFO

	/s/ Francisco Ajenjo		/s/ Martin Perez de Solay

GSA Methanex-Geopark

EXHIBIT A: DESCRIPTION OF THE FELL BLOCK AND THE DELIVERY POINT

Remark:                                            Any Natural Gas delivered at a different place than the Kimiri Aike Delivery Point shall be deemed delivered at the Kimiri Aike Delivery Point, until a new delivery point has been established under the Contract.

GSA Methanex-Geopark

EXHIBIT B: PROTOCOL OF MINIMUM OPERATING CONDITIONS

PROTOCOL OF

MINIMUM OPERATING CONDITIONS

GAS SUPPLY

GEOPARK — ENAP — METHANEX

DECEMBER 2008 VERSION

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1. DEFINITIONS

Minimum Operating Conditions: The minimum activities required to ensure the correct operation of the Gas Contracts signed by the Parties involved. They should include, at least, procedures for daily and monthly closures, equipment calibration and maintenance procedures, as well as communication schemes and contingency plans.

The Parties: GEOPARK CHILE LIMITED, hereafter referred to as GEOPARK; METHANEX CHILE SA, hereafter referred to as METHANEX; EMPRESA NACIONAL DEL PETRÓLEO, hereafter referred to as ENAP.

Transfer Point: This is the physical location consisting of equipment and accessories that complete the official measurement of gas transfer. For purposes of this PROTOCOL, the “KIMIRI AIKE” transfer points are defined as the official and the “DAU-1” as the alternative.

Standard: They are the measurement standards, which will have calibration certificates and reports, traceable to internationally recognized standards.

Contracts: These are the Contracts signed between GEOPARK and METHANEX for gas purchase and sale, between METHANEX and ENAP for gas transportation, and between ENAP and GEOPARK for rent and services.

Transfer Point Operator: GEOPARK is the Operator of the KIMIRI AIKE Transfer Point, and ENAP of the DAU-1 Transfer Point.

2. PURPOSE

Based on the Gas Contracts signed by the Parties, the purpose of this PROTOCOL is to regulate, in time and manner, the activities to be carried out by GEOPARK, ENAP and METHANEX, and the latter may be represented by ENAP

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in compliance with the minimum operating conditions of the transfer points, as well as to set basic guidelines of the steps to follow in case of events that prevent the correct measurement of gas flow rates and/or that impact on the quality specifications of the gas transferred.

3. SCOPE

The scope of this PROTOCOL is the following:

•                  To define the constitution of an Operating Technical Committee, composed of all the Parties.

•                  To define the tasks of measuring, controlling, monitoring, calibration, maintenance, gas sampling procedures, Calorific Value determination, and further actions to be completed in the “KIMIRI AIKE” and/or “DAU-1” transfer points, for the correct determination of the 9,300 Kcal/m3 volume of natural gas, and the quality specifications of the gas transferred.

•                  To set the volume of natural gas at the measuring point, according to the contract closure at 24:00 Chilean time, according to the Contracts of gas purchase and sale between METHANEX and GEOPARK, and of transportation between METHANEX and ENAP.

•                  To define the Rules and Standards which apply to all the activities discussed herein.

•                  To define the minimum specifications that shall be met for the correct operational functioning of the facilities and the conditions set by the regulations in force.

•                  To define the tasks of inspection, contrast, calibration and maintenance of all field, sampling and analytical instruments involved, as well as instruments and standard samples used.

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•                  To establish criteria for acceptance/rejection of errors, for each case, defining the steps to follow upon detection of an unacceptable error, due to maintenance, operating or other reasons.

•                  To regulate alternative measurement methods that are necessary to implement when the cancellation of normal measurement system occurs when detecting an error greater than permissible due to maintenance, operation or other reasons.

•                  To establish the requirements to be met to ensure the inviolability of the measurement systems.

•                  To define the revision frequency of this document.

•                  To establish the bodies to turn to upon the emergence of differences between the Parties or the need of a criterion not included in this PROTOCOL.

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4. OPERATING TECHNICAL COMMITTEE

The Parties agree to create an OPERATING TECHNICAL COMMITTEE consisting of representatives of the companies involved.

The main function of this committee shall be to draft a Protocol setting out the minimum operating conditions (PMOC), as indicated in section 2, ensuring compliance with the agreements set forth therein, to carry out periodic reviews, and to develop new procedures as circumstances warrant.

Each company shall designate one of its members to represent them officially, therefore, the remaining members must agree with him/her any action they wish to undertake, before doing it.

It is the responsibility of this Committee to define the implementation of those procedures not covered by this PROTOCOL, in accordance with the respective contracts.

This Committee shall issue an annual schedule of activities, which will be confirmed with quarterly programs, where all the activities arising from this PROTOCOL shall be set out. These programs shall be issued a month before their effective date.

The Committee shall meet quarterly, and among other topics, they shall discuss the evaluation of the ongoing quarterly program and the validation of the program for the next quarter. On a rotating basis, each Party shall be responsible for the organization of the meeting. Notwithstanding the foregoing, either Party may request a special meeting, being responsible of its organization.

If in a given situation, and after exhausting all the options available, the Committee does not reach an agreement, it shall be addressed by the management level of the companies.

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The members of the Operating Technical Committee and the addresses of the written notifications are outlined in Exhibit I.

5. GENERAL ASPECTS

5.1 DISTRIBUTION OF PMOC

The Parties shall be responsible of disseminating the provisions of this PROTOCOL and its respective Exhibits, and instructing the staff of their companies about them.

5.2 PRESENCE OF THE PARTIES

The Parties agree to have staff always available to be present at the place and at the time required, in all tasks that may arise from this PROTOCOL, as well as in any maintenance or repair work that involves risk of data loss.

The Transfer Point Operator agrees to give notice to his/her counterpart of any intervention activity that compromises the integrity of the measurement system, delivery/transportation or gas consumption at least 12 hours in advance before the beginning of the procedure. If for reasons of safety and/or operational emergency this period (12 hours) could not be met, the Transfer Point Operator, by a reliable way, should likewise communicate the nature of the work to be performed or executed.

In case of schedule maintenance and calibration interventions, the Parties shall be governed by an Annual Program, drafted in agreement, as described in Exhibit V.

The records of the operations and interventions of equipment must be registered as prescribed by Exhibit VI.

5.3 INTEGRITY SEAL

The companies agree to implement a security seal system to ensure the inviolability of the measurement systems. To this end, at each point to be

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protected, a numbered Seal of METHANEX property shall be placed both for the “KIMIRI AIKE” and the “DAU-1” transfer points.

The placement and breaking of seals shall be performed in the presence of the Parties, and in each case a Seal Record (Exhibit VI.d) shall be completed, with a copy for each Party.

The Seal Record shall be drafted by the Transfer Point Operator.

The seals shall be used in a way that it is impossible to violate the measurement system without breaking one of them, therefore, the people who placed them shall be liable for such compliance.

The detection of a damaged Seal must be reported immediately to the Operating Committee, who shall address the case and define the steps to follow.

For the measuring equipment that can be accessed to obtain data without violating the seals, access codes shall be used limited only to the database, without any possibility of changing the configuration.

The owners of transfer points shall guarantee the inviolability of the systems and communication capabilities in place for data collection and configuration changes, both for remote and local conditions.

5.4 SPARE PARTS

The Point of Transfer Operator agrees to use genuine and new spare parts to repair the units related to the measurement system. Genuine means the ones provided by the equipment manufacturer.

If it is not possible to comply with the requirements above, due to discontinued manufacturing or long delivery times, the Operating Committee shall agree the method to follow, either permanent or temporary.

5.5 TRANSFER POINT

The official Transfer Point Operator shall ensure at least the following conditions:

a.               To have manuals, configurations and plans of updated technical information of the systems and equipment in use.

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b.               To allow access to individuals authorized by the Parties for routine checks of system and equipment operation.

c.                To maintain a logbook for the recording of visits, control of seals, agreements, interventions and news in general.

d.               To safeguard documents which constitute official records of any intervention associated with the measurement system, for at least 24 months (e.g. Records of Plate Change, Record of Seal Change, Calibration of Transmitters, etc.)

6. VOLUME MAIN MEASUREMENT

6.1 MEASURING EQUIPMENT AT “KIMIRI AIKE” TRANSFER POINT.

The transfer point is equipped with two serial measuring bridges, which have two orifice plate meters, one Daniel Industries 2500 Turbo flow computer, one AIC chromatograph, connected to the flow computer, and a Sahara Dew Point Meter (SDPM) online moisture measurement system (see details in Exhibit II).

The owner shall incorporate, according to the schedule reported to the Operating Committee, the equipment needed to have a redundant design of bridges, gauges, transmitters and flow computers. This will enable the compliance of an efficient monitoring of the equipment performance and the execution of a data validation process.

Access to the internal configuration of the flow computer is protected by two seals provided by Methanex. This is to avoid changes in the configuration.

Under no circumstances changes shall be made to the settings of the computers without the prior agreement of the Parties, and the changes made must be registered in a Record.

Additionally, there is a mechanical recorder, calibrated and with graphic recording, which shall be used as backup measurement if the official fails.

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6.2  DATA READING

On a daily basis the Parties shall obtain from the flow computers the volumetric and energy flow data accumulated at 24:00 hours from the previous day for registration and control.

The official transfer point operator shall submit to ENAP on a daily basis a report of the SCADA system with the flow values of the previous day. The backup graphical record (circular letter) shall be signed by the operator of ENAP and stored by GeoPark. If a problem related to the measurement arises, ENAP shall calculate such record obtaining the transferred flow rate under conditions of 0ºC and 1 kg/cm2. GeoPark shall be responsible for keeping the graphical records for a period of one year.

The operator of the alternative point of transfer (DAU-1) shall send GeoPark by e-mail on a daily basis the information with the flow values of the previous day.

6.3  DATA VALIDATION

It shall not take place until there is dual redundancy on gauges, transmitters and flow computers.

6.4 FLOW CALCULATION TO BILL FOR PURCHASE/SALE AND TRANSPORTATION

For billing, we shall use the natural gas volume equivalent to a gas of 9,300 Kcal/m3 calorific value corresponding to the one accumulated the previous day (with closure at 24 hours), submitted via the Daniel flow computer.

The information shall be retrieved on a monthly basis from the flow computer memory, ensuring that this is carried out jointly at the latest within three days following the end of the month. Each of the Parties shall have an electronic copy.

This task must be completed regardless of the online measurement transmitted in real time and the measurement of the daily accumulated data.

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The Operating Technical Committee shall change the frequency of data collection.

6.5  BACKUP ALTERNATIVE MEASUREMENTS

•                  If to comply with inspection, contrast or maintenance programs the main measurement system must be temporarily cancelled, and if for some random reason the main measurement is out of service, or in case of a general failure of the measurement system due to technical reasons, the Parties agree to have a mechanical recorder, such as Barton, Foxboro or the like.

•                  The mechanical recorder, duly calibrated, shall remain permanently in operation in parallel with the main measurement system.

•                  The integration of the values observed in the mechanical recorder shall be calculated, obtaining the volume of gas transferred at 0ºC and 1 kg/cm2.

•                  The gas calorific value under these conditions shall be determined with the gas chromatography provided by the online chromatograph or otherwise by samples analyzed in a laboratory.

•                  Period between 0 and 24 hours: The volume transferred shall be estimated based on the mechanical recorder measurement. If the mechanical recorder fails, the volume transferred shall be estimated based on the arithmetic average of the following components:

•                  The volume transferred for a period equal to the interruption, taking 24 hours before it occurred and from the same time the interruption started.

•                  The volume transferred for a period equal to the interruption, taking 24 hours after it occurred and from the same time the interruption started.

•                  Period exceeding 24 hours: The Parties involved shall mutually agree on the guidelines to follow for determining the flow rate.

6.6  CORRECTION OF ERRORS

If during a check an error is found whose magnitude is greater than tolerated in the instrument, but that causes an error of less than 1% in volume, it shall be immediately corrected to zero in the presence of both Parties. The values obtained

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before the check shall be deemed accurate for the purposes of aggregating volumes transferred.

If during the check of an equipment it is found that some of its components are out of service, or logging an error greater than 1%, or in relation to the calorific value, an error greater than 0.5%, all the previous records of the measurement equipment shall be adjusted to zero during the period in which it can be determined with certainty that the error actually existed.

If it is not possible to determine with certainty the period during which the error existed, the previous records shall be corrected for a period covering the shortest time between:

1)             half of the time elapsed since the date of the immediately preceding inspection, or

2)             thirty (30) days before the date of inspection.

Systematic errors shall be registered so that they can be neutralized with the appropriate information.

6.7  INSPECTION OF SECTIONS WITH ORIFICE PLATE

The measuring bridge with its corresponding orifice plates and plate holder system shall comply with the provisions of the most recent version of AGA 3 Rules.

The bridge diameter determination shall be made jointly by the Parties, and the work can be performed by and external, official or private body.

The method set out in the most recent version of AGA 3 shall be applied, and the value thus determined shall be applied to any volume calculation process.

Future inspections of the section shall check its status, without carrying out a new measurement of the bridge, unless one of the Parties requests so. Whenever anomalies are detected that can be solved by working on the internal surface in a

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non-invasive way (e.g. a localized polish), a new measurement of diameter D shall be carried out, with the prior agreement of the Parties.

•                  Every six (6) months, the general external condition of the measurement section and the corresponding filters shall be inspected, including the operation of shut-off and by-pass valves if any, performing all necessary purges, and recording any irregularities found.

•                  Every 3 (three) years: The measurement sections shall be dismantled. Routine maintenance shall be carried out in this operation, and a dimensional control of the section to check compliance with AGA Rules, Report No. 3 shall be carried out as well. Any Party may ask, at its sole expense, that measurements can be witnessed and audited by inspectors of an officially recognized certifying body. The abovementioned period may be shortened or extended by agreement of the Parties, and for good reasons (e.g., significant presence of solids attached to the orifice plate.)

Whenever doubts are detected about the condition of the orifice plate, it shall be inspected. The inspection period may not exceed 6 months.

The Transfer Point Operator must have certified replacement plates to replace a faulty plate. Once the data of the new plate is selected, the settings in the flow computers must be updated.

6.8 CONTRAST CONTROL OF TRANSMITTERS AND FLOW COMPUTERS

Contrast controls against traceable standards shall be carried out on a quarterly basis with at least two records of three months, and the future frequency shall be agreed by the Parties.

The details of contrast controls and calibration of the measurement instruments are included in Exhibits III and IV.

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6.9  CONTRAST CONTROL OF STANDARD INSTRUMENTS

The standard instruments to use in the point above, provided by GEOPARK, should include the respective calibration and traceability certifications.

They should be certified, as determined by the certifying body.

The contrast control of the digital readout electronic elements shall be carried out in the Measurement Laboratories of the Parties, in their presence and using calibration standards traceable to NIST.

The primary standards shall be contrasted as recommended by the certifying body.

6.10  MEASUREMENT PROCEDURES IN KIMIRI AIKE

The volumes obtained from flow computers are automatically corrected according to an equivalent gas of 9,300 kcal/m3, if there is a continuous chromatograph at the Transfer Point.

The chromatographic analyzer sets the specific gravity and calorific values which are involved in the calculation of the corrected volume according to an equivalent gas of 9,300 Kcal/m3.

7. QUALITY MEASUREMENT OF GAS

In general, the gas must comply with all the characteristics required by Chilean standards NCh 2264 of 1999, see Exhibit. If the delivery is to the transportation pipeline to Cabo Negro. If the delivery is to the rich gas mesh of ENAP, it shall only comply with primary dehydration for transportation when entering ENAP facilities in DAU-1 and at a temperature above 0°C.

7.1 INJECTION PRESSURE

Injection pressure shall depend on the Transfer Point which is being injected at a given time.

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In particular, if in the Kimiri Aike Transfer Point a pipeline at that time flowing to Cabo Negro is being injected, the injection pressure should resemble the one that exists in the pipeline at the point of injection. This pressure shall fluctuate between 45 Kg/cm2 and 72 Kg/cm2, considering that these values may vary reasonably and temporarily when infrequent operation conditions occur.

If at any time injections are performed against the pipeline flowing to Posesión, the pressure shall fluctuate between 12 and 30 Kg/cm2.

The Transfer Point Operator shall have suitable pressure regulating systems at the points of injection where required.

7.2 INJECTION TEMPERATURE

At the official Transfer Point, the injection temperature at all times must be greater than 0°C, therefore, the Transfer Point Operator shall have a natural gas heating system to ensure this condition when the gas enters the rich gas mesh of ENAP.

7.3 KIMIRI AIKE ONLINE CHROMATOGRAPH

At the transfer point, the determination of chemical composition shall be carried out using the online chromatograph.

Chromatographs must determine, at least, the molar percentages of the N2, C02, C1, C2, C3, iC4, nC4, iC5, nC5 and C6+ components.

In case of failure of the chromatograph, the computer shall use the last set of chromatographic values given by such device. If it is not possible to use this value, a basic chromatography defined in the flow computer should be considered. The latter should be updated when there is a major change of 0.5% in the calculation of the higher calorific value submitted by laboratory.

7.4 ONLINE HYGROMETER

At the transfer point, the moisture present in the gas stream shall be determined by the use of a Sahara Dew Point Meter (SDPM) online hygrometer or equivalent.

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If gas is being injected directly into the pipeline to Cabo Negro, moisture values must comply strictly with the provisions of NCh 2264 (max. 65 mg/m3 of water). If this specification is not met, injection must be discontinued or the delivery must be changed to the rich gas mesh of ENAP according to availability of reception. Normal delivery shall only resume when the moisture parameters are standardized and stable.

If the online hygrometer fails, the operator shall certify the quality of gas with an alternative method, at least, twice daily.

The parameters of quality of gas, chromatography, pressure, temperature and moisture shall be added to ENAP’s telemetry system.

7.5 MANUAL SAMPLING

If the continuous chromatograph is out of service, the Committee shall agree on the laboratory analysis and sampling frequency.

7.5.1                     Determination of calorific value and relative density

The calorific value and relative density shall be determined using the calculation method recommended by the GPA Standard No. 2172 - “Calorific Value, Density and Compressibility Factor calculation based on the composition.”

The pure component values shall be taken from the tables of Physical Constants of Hydrocarbons of ISO 6973-1983 at 15°C and 1.01325 bar.

This determination should be done on a weekly basis.

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7.5.2                     Determination of chromatographic composition

It shall follow the procedure recommended by ASTM D-1945/91. The repeatability and reproducibility tests shall comply with the tolerances allowed by such standard.

This determination should be done on a weekly basis.

7.5.3                     Determination of gas moisture

It shall follow the procedure recommended by ASTM D-1142/95.

Signature by METHANEX	/s/ Boris Vukasovic

Signature by METHANEX	/s/ Iván Hidalgo R.

Signature by ENAP	/s/ Francisco Gallardo G.

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GSA Methanex-Geopark

EXHIBIT C-1: METHANEX CORPORATION GUARANTY AGREEMENT

GUARANTY AGREEMENT

Date: October 27, 2009

Mr. Pedro Aylwin Chiorrini GeoPark Chile Limited, Agencia en Chile Isidora Goyenechea 3162, Oficina 601 Las Condes, Santiago, Chile

Dear Sir,

This document (hereinafter the “Guaranty Agreement”) sets forth the terms and conditions under which our company, Methanex Corporation, a Canadian company (the “Guarantor”), unconditionally and irrevocably guarantees to GeoPark Chile Limited, Agencia en Chile (the “Payee”) the obligations undertaken by Methanex Chile S.A. (the “Guaranteed Party”), pursuant to the Gas Contract (as defined below).

RECITALS

A.            The Guarantor is the ultimate parent company of the Guaranteed Party.

B.            On October 27, 2009, the Payee as seller, and Methanex Chile S.A., as buyer, entered into a Contract for the Sale and Purchase of Natural Gas (hereinafter referred to as the “Gas Contract”, as the same may From time to time be amended, modified or extended), pursuant to which the Payee agrees to tender for delivery and sell to the Guaranteed Party, and the Guaranteed Party agrees to purchase and take delivery of, Payee’s gas subject to the terms and conditions of the Gas Contract.

C.            In order to induce the Payee to enter into the Gas Contract and in consideration of the Payee’s agreement to perform and comply with its obligations set forth therein, the Guarantor is entering into this Guaranty Agreement, NOW, THEREFORE, in consideration of the premises and other good and valuable

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consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1.                                      Guaranty of Payment. The Guarantor hereby unconditionally and irrevocably guarantees to the Payee (a) the due, prompt and complete payment by the Guaranteed Party of any and all amounts due and payable under the Gas Contract, and (b) the due, prompt and faithful performance of, and compliance with, all obligations of the Guaranteed Party under or in connection with the Gas Contract (collectively, the “Guaranteed Obligations”). This guarantee is a continuing guarantee of payment, performance and compliance and not of collectability and is in no way conditioned or contingent upon any event whatsoever. If for any reason the Guaranteed Party shall fail duly, punctually and fully to pay such amounts as and when the same shall become due and payable or to perform or comply with any of its Guaranteed Obligations, the Guarantor without demand, presentment, protest or notice of any kind except for written notice by Payee to the Guarantor shall pay or cause to be paid within thirty (30) days following receipt of written notice from Payee such amounts to Payee under the terms of the Gas Contract, in lawful money of the United States of America (the “US”) and at the place specified in the Gas Contract or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with in accordance with the Gas Contract, in each case as fully and effectively as if the Guarantor was the principal obligor in respect of such Guaranteed Obligations.

2.                                      Guarantor’s Obligations Unconditional. The obligations of the Guarantor under this Guaranty Agreement shall be primary, absolute and unconditional obligations of the Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment reduction or defense based upon any claim the Guarantor or any other person may have against the Guaranteed Party, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the

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Guarantor or the Guaranteed Party shall have any knowledge or notice thereof), including, without limitation:

(a)                                 any furnishing or acceptance of any security; or any release of any security, for any of the Guaranteed Obligations;

(b)                                 any waiver, modification or amendment of any of the Guaranteed Obligations, provided that Guarantor’s obligations hereunder shall extend only to the Guaranteed Obligations as so amended, modified or supplemented in accordance with the Gas Contract;

(c)                                  any failure, omission or delay on the part of the Payee to enforce, assert or exercise any right, power or remedy conferred on it in this Guaranty Agreement or the Gas Contract;

(d)                                 any voluntary or involuntary bankruptcy, insolvency, reorganization arrangement, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Guaranteed Party or any other person or any of its or their properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(e)                                  any restriction or limitation under any applicable exchange control laws or otherwise on the availability to the Guaranteed Party of, or the ability of the Guaranteed Party to make payment in US dollars as and when due under the terms of the Gas Contract;

(f)                                   subject to Section 11 hereof, any merger or consolidation of the Guaranteed Party or the Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Guaranteed Party or the Guarantor to any other person;

(g)                                  subject to Section 11 hereof, any change in the ownership of the capital stock of the Guaranteed Party, or any change in the corporate relationship between the Guaranteed Party and the Guarantor, or any termination of such relationship; and

(h)                                 any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute

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a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

Notwithstanding, the foregoing, the Guarantor shall be entitled to assert any and all claims, counterclaims, defenses, offsets and other rights arising under the Gas Contract which the Guaranteed Party could assert against the Payee with respect to the Guaranteed Obligations.

3.                                      Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it, to the full extent of all the Guarantor’s assets and properties.

4.                                      Waiver. The Guarantor unconditionally waives, to the extent permitted by any applicable law (a) notice of any of the matters referred to in Section 2 hereof, (b) notice to the Guarantor of any breach or default by the Guaranteed Party with respect to any of the Guaranteed Obligations under the Gas Contract or any other notice that may be required, by statute, rule of law or otherwise to preserve any rights of Payee against the Guarantor, (c) any right to the prior enforcement, assertion or exercise by Payee of any right, power, privilege or remedy conferred In the Gas Contract, (d) any requirement to exhaust any remedies against the Guaranteed Party under the Gas Contract, (e) any release of the Guarantor from any Guaranteed Obligations resulting from any loss by it of its rights of subrogation hereunder, and (f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

5.                                      Subrogation. Upon the Guarantor’s paying in full all amounts then due and payable by the Guaranteed Party under the Gas Contract, and performing in full all obligations then required to be performed or observed by the Guaranteed Party under or pursuant to the Gas Contract, the Guarantor shall be subrogated to the rights of Payee in respect of any payment or other obligation with respect to which an amount has been paid by the Guarantor hereunder. The Guarantor shall not seek to exercise any right of subrogation arising from payments made by the

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Guarantor pursuant to the provisions of this Guaranty Agreement so long as any default by the Guaranteed Party in the performance of any Guaranteed Obligations shall have occurred and be continuing.

6.                                      Effect of Bankruptcy Proceedings, etc. This Guaranty Agreement shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to Payee, pursuant to the terms of the Gas Contract is rescinded or. must otherwise be restored or returned by Payee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guaranteed Party of any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Guaranteed Party or any other person or any substantial part of its property, or otherwise, all as though such payment had not been made.

7.                                      Term. Subject to the provisions of Section 6 hereof, this Guaranty Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and other independent obligations of the Guarantor hereunder shall be paid and performed in full.

8.                                      Notices. All notices and other communications under this Guaranty Agreement shall be in writing in the English language, shall be deemed to have been duly received if proven evidence of its reception is produced, and shall be addressed as follows:

If to the Guarantor, to:

Methanex Corporation

1800 Waterfront Centre

200 Burrard Street

Vancouver, BC V6C3MI, Canada

Telephone: (604) 661 2600

Facsimile: (604) 661 2602

Email: rmilner@methanex.com

Attn.: Corporate Secretary

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If to the Payee, to:

GeoPark Chile Limited, Agenda en Chile

Isidora Goyenechea 3162, Oficina 601

Las Condes, Santiago, Chile

Telephone: (562) 245 6616

Facsimile: (562) 245 6636

Email: paylwin@aylwinabogados.cl

Attention: Pedro Aylwin Chiorrini

or, in each case, at such other address as may be specified, as to the Guarantor, by the Guarantor in writing to Payee, or, as to Payee by Payee in writing to the Guarantor.

9.                                Governing Law. Arbitration.

(a)         This Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of New York, US, without regard to the principles of conflicts of laws thereof.

(b)         Prior to submitting an arbitral dispute arising under this Guaranty Agreement to arbitration under this Clause, each Party agrees to enter into good faith informal negotiations promptly upon notification by the other Party of any arbitral dispute or anticipated arbitral dispute. The Parties agree to attempt to resolve such dispute in a mutually acceptable manner. If the dispute is not resolved within twenty (20) days after receipt of such notice from the disputing Party, either Party may proceed to invoke arbitration pursuant to this Clause.

(c)          Any dispute, controversy or claim arising out of or relating to this Guaranty Agreement or the breach, validity or termination thereof, except those disputes required to be referred to an Expert as provided for in Clause 17 of the Gas Contract or resolved by informal negotiations between the Parties are arbitral disputes and may be submitted to arbitration before a panel consisting of three (3) neutral arbitrators, each having significant professional experience in the type of matter in dispute, unless the Parties shall mutually

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agree in writing to submit an arbitral dispute to an Expert for determination under Article 17 of the Gas Contract in lieu of arbitration under this Clause.

(d)         To invoke arbitration, a Party shall give Proved Notice (as defined in the Gas Contract) to the other Party, describing the matter in dispute and amount of damages claimed, and appointing one arbitrator. The notified Party shall then have fifteen (15) days to respond including appointing one arbitrator. If any Party does not appoint its arbitrator within the time provided above, such arbitrator shall be appointed in accordance with the rules mentioned below.

(e)          The two arbitrators appointed by the Parties shall endeavor in good faith to appoint the third arbitrator. If such third arbitrator is not appointed within fifteen (15) days, the third arbitrator shall be designated in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) as amended from time to time.

(f)           All disputes arising in connection with this Guaranty Agreement shall be finally settled under the Rules of Arbitration of the ICC, with preference given to an expedited arbitration process. The place of the arbitration shall be New York, New York or any other place the Parties may agree. The arbitration will be conducted in English. In the event a Party fails or refuses to submit to binding arbitration following receipt of Proved Notice invoking arbitration, that Party shall bear all costs and expenses incurred by the Party seeking arbitration, including costs and expenses of bringing an action in court, to compel arbitration.

(g)          The arbitral award shall be in writing and shall be final and binding on the Parties, The award shall include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon the award may be entered in any court having jurisdiction over the Party or Parties required by the award to make payments or to take any other action or jurisdiction over its or their assets.

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(h)         Within the meaning and for the sole purpose of paragraph 13 “Joinder of Claims in Arbitration Proceedings” of Appendix II to the ICC Rules, the parties agree that: (i) any dispute, claim or controversy arising out of or relating to this Guaranty Agreement and subject to arbitration hereunder, shall be considered to arise out of or relate to the same legal relationship constituted among the Payee and the Guaranteed Party under the Gas Contract; (ii) the Guarantor and the Guaranteed Party shall be considered one and the same party; (iii) in case the International Court of Arbitration decides to include a claim in existing proceedings, the parties shall take such actions as may be necessary under the ICC Rules to carry out such joinder; and (iv) in the event the International Court of Arbitration decides, notwithstanding the provisions of clauses (i), (ii) and (iii) above, that it lacks the authority under paragraph 13 to decide over such joinder, any party, within 15 days of being notified of such decision, may petition the existing tribunal under the Gas Contract to join such dispute, claim or controversy in the existing proceedings with respect to the related dispute, claim or controversy under the Gas Contract and if such tribunal so decides, the dispute, claim or controversy shall be included in such proceedings and the parties agree to submit to the jurisdiction of such tribunal and any decision thereof shall be final and binding on all parties involved.

(i)             No person shall be entitled to act as arbitrator unless they are ready, willing and able to proceed with the arbitration in a diligent manner through to its completion and have agreed to be compensated on a reasonable basis.

10.                               Representations and Warranties. Guarantor hereby represents, warrants and covenants to the Payee (i) that is has the corporate power to execute and deliver its guarantee and to perform fully and completely all its obligations and liabilities hereunder, (ii) that the execution, delivery and performance by it of its guarantee hereunder will not violate any provision of any existing law or regulation or order or decree of any court, governmental authority, bureau or agency or its charter or by-laws or of any contract, undertaking or agreement, (iii) the obligations under this Guaranty Agreement constitute the valid and binding obligations of the

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Guarantor enforceable against the Guarantor in accordance with its terms, subject as to enforcement, bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditor’s rights and to general principles of equity, (iv) it expects to derive advantage from each and every performance of Payee under the Gas Contract, and (v) at the time of execution of this Guaranty Agreement, no condition (including financial) exists to impair in any way the obligations of Guarantor to Payee under this Guaranty.

11.                               Assignment. The terms of this Guaranty Agreement shall be binding upon, and shall inure to the benefit of, the Guarantor and the Payee and their respective successors and permitted assigns. The Guarantor’s obligations under this Guaranty Agreement shall not be assignable or otherwise transferable without the prior written consent of Payee, such consent not to be unreasonably withheld. If the Guarantor assigns all or part of the Guarantor’s obligations without the aforementioned consent, the Guarantor shall remain liable to the Payee for such obligations, which shall, in addition, become the obligations of the assignee.

12.                               Miscellaneous. Should this Guaranty Agreement be translated into any language other than English, the English version shall control and prevail on any question or interpretation or otherwise. Any provision of this Guaranty Agreement that is prohibited or unenforceable In any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by any applicable law, the Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. No term or provision of this Guaranty Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which such term or provision is sought to be enforced. The section and paragraph headings in this Guaranty Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all reference

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herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty Agreement.

13.                               Effectiveness. This Guaranty Agreement shall become effective on the date in which the Gas Contract becomes effective.

14.                               Effect of Amendments. The Guarantor agrees that the Payee and the Guaranteed Party may modify, amend or supplement the Gas Contract, all without notice or further assent by the Guarantor, which shall remain bound by its guarantee of obligations under this Guaranty Agreement.

METHANEX CORPORATION

By:	Randy Milner	By:	John Gordon

Title:	SVP, General Counsel & Corporate Secretary	Title:	SVP, Corporate Resources

/s/ Randy Milner			/s/ John Gordon

Randy Milner			John Gordon
SVP, General Counsel & Corporate Secretary			SVP, Corporate Resources

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GSA Methanex-Geopark

EXHIBIT C-2: GEOPARK HOLDINGS LIMITED GUARANTY AGREEMENT

GUARANTY AGREEMENT

Date: October 27, 2009

Mr. Francisco Ajenjo Methanex Chile S. A. Av. Apoquindo 3200, Piso 5 Las Condes, Santiago, Chile

Dear Sir,

This document (hereinafter the “Guaranty Agreement”) sets forth the terms and conditions under which our company, Geo Park Holdings Limited, a company incorporated In Bermuda (the “Guarantor”), unconditionally and irrevocably guarantees to Methanex Chile S.A. (the “Payee”) the obligations undertaken by GeoPark Chile Limited, Agenda en Chile (the “Guaranteed Party”), pursuant to the Gas Contract (as defined below).

RECITALS

A.                                    The Guarantor is the ultimate parent company of the Guaranteed Party.

B.                                    On October 27, 2009, the Payee as buyer, and GeoPark Chile Limited, as seller, entered into a Contract for the Sale and Purchase of Natural Gas (hereinafter referred to as the “Gas Contract”, as the same may from time to time be amended, modified or extended), pursuant to which the Guaranteed Party agrees to tender for delivery and sell to the Payee, and the Payee agrees to purchase and take delivery of, the Guaranteed Party’s gas subject to the terms and conditions of the Gas Contract.

C.                                    In order to induce the Payee to enter into the Gas Contract and in consideration of the Payee’s agreement to perform and comply with its obligations set forth therein, the Guarantor is entering into this Guaranty Agreement.

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NOW, THEREFORE, In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. Guaranty of Payment The Guarantor hereby unconditionally and irrevocably guarantees to the Payee (a) the due, prompt and complete payment by the Guaranteed Party of any and all amounts due and payable under the Gas Contract, and (b) the due, prompt and faithful performance of, and compliance with, all obligations of the Guaranteed Party under or in connection with the Gas Contract (collectively, the “Guaranteed Obligations”). This guarantee is” a continuing guarantee of payment, performance and compliance and not of collectability and is in no way conditioned or contingent upon any event whatsoever. If for any reason the Guaranteed Party shall fail duly, punctually and fully to pay such amounts as and when the same shall become due and payable or to perform or comply with any of its Guaranteed Obligations, the Guarantor without demand, presentment, protest or notice of any kind except for written notice by Payee to the Guarantor shall pay or cause to be paid within thirty (30) days following receipt of written notice from Payee such amounts to Payee under the terms of the Gas Contract, in lawful money of the United States of America (the “US”) and at the place specified in the Gas Contract or perform or comply with such Guaranteed Obligations or cause such Guaranteed Obligations to be performed or complied with in accordance with the Gas Contract, in each case as fully and effectively as if the Guarantor was the principal obligor in respect of such Guaranteed Obligations.

2. Guarantor’s Obligations Unconditional. The obligations of the Guarantor under this Guaranty Agreement shall be primary, absolute and unconditional obligations of the Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment reduction or defense based upon any claim the Guarantor or any other person may have against the Guaranteed Party, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Guarantor or the

12

Guaranteed Party shall have any knowledge or notice thereof), including, without limitation:

(a)                                 any furnishing or acceptance of any security; or any release of any security, for any of the Guaranteed Obligations;

(b)                                 any waiver, modification or amendment of any of the Guaranteed Obligations, provided that Guarantor’s obligations hereunder shall extend only to the Guaranteed Obligations as so amended, modified or supplemented in accordance with the Gas Contract;

(c)                                  any failure, omission or delay on the part of the Payee to enforce, assert or exercise any right, power or remedy conferred on it In this Guaranty Agreement or the Gas Contract;

(d)                                 any voluntary or involuntary bankruptcy, insolvency, reorganization arrangement, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Guaranteed Party or any other person or any of its or their properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(e)                                  any restriction or limitation under any applicable exchange control laws or otherwise on the availability to the Guaranteed Party of, or the ability of the Guaranteed Party to make payment In US dollars as and when due under the terms of the. Gas Contract;

(f)                                   subject to Section 11 hereof, any merger or consolidation of the Guaranteed Party or the Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Guaranteed Party or the Guarantor to any other person;

(g)                                  subject to Section 11 hereof, any change in the ownership of the capital stock of the Guaranteed Party, or any change in the corporate relationship between the Guaranteed Party and the Guarantor, or any termination of such relationship; and

(h)                                 any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a

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legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

Notwithstanding, the foregoing, the Guarantor shall be entitled to assert any and all claims, counterclaims, defenses, offsets and other rights arising under the Gas Contract which the Guaranteed Party could assert against the Payee with respect to the Guaranteed Obligations,

3. Full Recourse Obligations. The obligations of the Guarantor set forth herein constitute the full recourse obligations of the Guarantor enforceable against it, to the full extent of ail the Guarantor’s assets and properties.

4. Waiver. The Guarantor unconditionally waives, to the extent permitted by any applicable law (a) notice of any of the matters referred to in Section 2 hereof, (b) notice to the Guarantor of any breach or default by the Guaranteed Party with respect to any of the Guaranteed Obligations under the Gas Contract or any other notice that may be required, by statute, rule of law or otherwise to preserve any rights of Payee against the Guarantor, (c) any right to the prior enforcement, assertion or exercise by Payee of any right, power, privilege or remedy conferred ill the Gas Contract, (d) any requirement to exhaust any remedies against the Guaranteed Party under the Gas Contract, (e) any release of the Guarantor from any Guaranteed Obligations resulting from any loss by it of its rights of subrogation hereunder, and (f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against the Guarantor.

5. Subrogation. Upon the Guarantor’s paying in full all amounts then due and payable by the Guaranteed Party under the Gas Contract, and performing in full all obligations then required to be performed or observed by the Guaranteed Party under or pursuant to the Gas Contract, the Guarantor shall be subrogated to the rights of Payee in respect of any payment or other obligation with respect to which an amount has been paid by the Guarantor hereunder. The Guarantor shall not seek to exercise any right of subrogation arising from payments made by the

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Guarantor pursuant to the provisions of this Guaranty Agreement so long as any default by the Guaranteed Party in the performance of any Guaranteed Obligations shall have occurred and be continuing.

6. Effect of Bankruptcy Proceedings, etc. This Guaranty Agreement shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to Payee, pursuant to the terms of the Gas Contract is rescinded or must otherwise be restored or returned by Payee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Guaranteed Party of any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Guaranteed Party or any other person or any substantial part of its property, or otherwise, all as though such payment had not been made.

7. Term. Subject to the provisions of Section 6 hereof, this Guaranty Agreement and all guarantees, covenants and agreements of the Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and other independent obligations of the Guarantor hereunder shall be paid and performed in full.

8. Notices. All notices and other communications under this Guaranty Agreement shall be in writing In the English language, shall be deemed to have been duly received |f proven evidence of its reception is produced, and shall be addressed as follows-

If to the Guarantor, to:

GeoPark Holdings Limited

Isidora Goyenechea 3162, Oficina 801

Las Condes, Santiago, Chile

Telephone: (56-2) 245-6616

Facsimile: (56-2) 245-6636

Email: paylwin@aylwlnabogados.cl

Attention: Pedro Aylwin Chiorrini

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If to the Payee, to;

Methanex Chile SA

Av. Apoquindo 3200, Piso 5

Las Condes, Santiago, Chile

Telephone: (56-2) 374 4000

Facsimile: (56-2) 374-4086

Email; fajenjo@methanex.eom

Attention: Director, Gas Supply

or, in each case, at such other address as may be specified, as to the Guarantor, by the Guarantor in writing to Payee, or, as to Payee by Payee in writing to the Guarantor.

9. Governing Law, Arbitration.

(a)                                 This Guaranty Agreement shall be governed by and construed In accordance with the laws of the State of New York, US, without regard to the principles of conflicts of laws thereof.

(b)                                 Prior to submitting an arbitral dispute arising under this Guaranty Agreement to arbitration under this Clause, each Party agrees to enter into good faith informal negotiations promptly upon notification by the other Party of any arbitral dispute or anticipated arbitral dispute. The Parties agree to attempt to resolve such dispute In a mutually acceptable manner. Ifthe dispute is not resolved within twenty (20) days after receipt of such  notice from the disputing Party, either Party may proceed to invoke arbitration pursuant to this Clause.

(c)                                  Any dispute, controversy or claim arising out of or relating to this GuarantyAgreement or the breach, validity or termination thereof, except thosedisputes required to be referred to an Expert as provided for in Clause 17of the Gas Contract or resolved by informal negotiations between theParties are arbitral disputes and may be submitted to arbitration before apanel consisting of three (3) neutral arbitrators, each having significant

16

professional experience in the type of matter in dispute, unless the Partiesshall mutually agree in writing to submit an arbitral dispute to an Expert for determination under Article 17 of the Gas Contract in lieu of arbitration under this Clause.

(d)                                 To invoke arbitration, a Party shall give Proved Notice (as defined in the Gas Contract) to the other Party, describing the matter in dispute and amount of damages claimed, and appointing one arbitrator. The notified Party shall then have fifteen (15) days to respond including appointingone arbitrator. If any Party does not appoint its arbitrator within the time provided above, such arbitrator shall be appointed in accordance with the rules mentioned below.

(e)                                  The two arbitrators appointed by the Parties shall endeavor in good faithto appoint the third arbitrator. If such third arbitrator is not appointed within fifteen (15) days, the third arbitrator shall be designated inaccordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) as amended from time to time.

(f)                                   All disputes arising in connection with this Guaranty Agreement shall be finally settled under the Rules of Arbitration of the ICC, with preference given to an expedited arbitration process. The place of the arbitration shall be New York, New York or any other place the Parties may agree, The arbitration will be conducted in English. In the event a Party fails or refuses to submit to binding arbitration following receipt of Proved Notice invoking arbitration, that Party shall bear all costs and expenses incurred by the Party seeking arbitration, including costs and expenses of bringing an action in court, to compel arbitration.

(g)                                  The arbitral award shall be in writing and shall be final and binding on the Parties. The award shall include an award of costs, Including reasonable attorney’s fees and disbursements. Judgment upon the award may be entered in any court having jurisdiction over the Party or Parties required by the award to make payments or to take any other action or jurisdiction over its or their assets.

(h)                                 Within the meaning and for the sole purpose of paragraph 13 “Joinder of Claims in Arbitration Proceedings” of Appendix II to the ICC Rules, the

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parties agree that: (i) any dispute, claim or controversy arising out of or relating to this Guaranty Agreement and subject to arbitration hereunder, shall be considered to arise out of or relate to the same legal relationship constituted among the Payee and the Guaranteed Party under the Gas Contract; (ii) the Guarantor and the Guaranteed Party shall be considered one and the same party; (iii) in case the International Court of Arbitration decides to include a claim in existing proceedings, the parties shall take such actions as may be necessary under the ICC Rules to carry out such joinder; and (iv) in the event the International Court of Arbitration decides, notwithstanding the provisions of clauses (i), (ii) and (iii) above, that it lacks the authority under paragraph 13 to decide over such joinder, any party, within 15 days of being notified of such decision, may petition the existing tribunal under the Gas Contract to join such dispute, claim or controversy in the existing proceedings with respect to the related dispute, claim or controversy under the Gas Contract and if such tribunal so decides, the dispute, claim or controversy shall be included in such proceedings and the parties agree to submit to the jurisdiction of such tribunal and any decision thereof shall be final and binding on all parties involved.

(i)                                     No person shall be entitled to act as arbitrator unless they are ready, willing and able to proceed with the arbitration in a diligent manner      through to its completion and have agreed to be compensated on a reasonable basis.

10.                               Representations and Warranties. Guarantor hereby represents, warrants and covenants to the Payee (i) that is has the corporate power to execute and deliver its guarantee and to perform fully and completely all its obligations and liabilities hereunder, (ii) that the execution, delivery and performance by it of its guarantee hereunder will not violate any provision of any existing law or regulation or order or decree of any court, governmental authority, bureau or agency or its charter or by-laws or of any contract, undertaking or agreement, (iii) the obligations under this Guaranty Agreement constitute the valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms, subject

18

as to enforcement, bankruptcy, insolvency, reorganization and other laws of general application relating to or affecting creditor’s rights and to general principles of equity (iv) it expects to derive advantage from each and every performance of Payee under the Gas Contract, and (v) at the time of execution of this Guaranty Agreement, no condition (including financial) exists to impair in any way the obligations of Guarantor to Payee under this Guaranty.

11.                               Assignment. The terms of this Guaranty Agreement shall be binding upon, and shall inure to the benefit of, the Guarantor and the Payee and their respective successors and permitted assigns. The Guarantor’s obligations under this Guaranty Agreement shall not be assignable or otherwise transferable without the prior written consent of Payee, such consent not to be unreasonably withheld.

If the Guarantor assigns all or part of the Guarantor’s obligations without the aforementioned consent, the Guarantor shall remain liable to the Payee for such obligations, which shall, in addition, become the obligations of the assignee.

12.                               Miscellaneous. Should this Guaranty Agreement be translated into any language other than English, the English version shall control and prevail on any question or interpretation or otherwise. Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by any applicable law, the Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. No term or provision of this Guaranty Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which such term or provision is sought to be enforced. The section and paragraph headings in this Guaranty Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all reference herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty Agreement.

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13.                               Effectiveness. This Guaranty Agreement shall become effective on the date in which the Gas Contract becomes effective.

14.                               Effect of Amendments. The Guarantor agrees that the Payee and the Guaranteed Party may modify, amend or supplement the Gas Contract, all without notice or further assent by the Guarantor, which shall remain bound by its guarantee of obligations under this Guaranty Agreement.

GeoPark Holdings Limited

By:	James F. Park

Title:	CEO

/s/ James F. Park

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